Exhibit 4.2
Execution Version

IPO STRUCTURING AGREEMENT
This agreement (the “Agreement”) is entsered into on December 15, 2016, by and among Mr. Rolf Schrömgens, Mr. Peter Vinnemeier, Mr. Malte Siewert (Messrs. Schrömgens, Vinnemeier and Siewert, collectively the “Founders”), travel B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands with statutory seat in Amsterdam (“HoldCo”), Expedia Lodging Partner Services S.à r.l., a limited liability company (société à responsabilité limitée) incorporated under the laws of Switzerland with statutory seat in Geneva (“Expedia”), Expedia, Inc., a corporation incorporated under the laws of the State of Washington, USA with registered address in Tumwater, Washington, USA (“Guarantor”), Expedia, Inc., a corporation incorporated under the laws of the State of Delaware, USA with registered address in Dover, Delaware, USA (“Parent Guarantor”) and trivago GmbH, a private company with limited liability (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany with statutory seat in Düsseldorf, Germany (irrespective of its legal form the “Company”, it being understood that such term shall be deemed to include any legal successors of such entity).
WHEREAS, Expedia and the Founders are currently the sole shareholders of the Company;
WHEREAS, Expedia and the Founders have agreed to pursue a potential initial public offering of Class A ADSs (the “Potential IPO”) of HoldCo; in connection with the Potential IPO, Expedia has proposed to the Founders to set up HoldCo as a newly formed parent entity of the Company, in the framework of which Expedia will contribute all, and each of the Founders will contribute a part, of their shares in the Company to HoldCo and will cause HoldCo to change its legal form into a public limited liability company (naamloze vennootschap) under the laws of The Netherlands;
WHEREAS, in connection with and contingent upon the consummation of the Potential IPO, Expedia and the Founders intend to undertake a corporate restructuring;
WHEREAS, if the Potential IPO is consummated and subject to the occurrence of certain events described in this Agreement, Expedia and the Founders intend to cause the Company to merge with and into HoldCo within the meaning of the Directive 2005/56/EG of the European Parliament and of the Council and section 2:309 and 2:333b DCC and the provisions of sections 122a – 122l in connection with sections 2 – 38 and 46 – 59 UmwG, in such way that all assets and liabilities (gehele vermogen) of the Company shall pass to HoldCo under universal succession of title (algemene titel) and that the Company shall cease to exist (the “Merger”);
WHEREAS, the parties hereto intend to seek the Ruling (as defined below) in connection with the Merger;
WHEREAS, Expedia and the Founders have agreed to grant the Founders an option to become shareholders in HoldCo;

WHEREAS, the parties hereto intend to resolve (and to use their respective best efforts to cause HoldCo to resolve) as shareholders of the Company by shareholders’ resolution, which must not be taken prior to 1 January 2017, to effect the distribution of a dividend or an advance dividend for the fiscal year 2016 of the Company in an amount of EUR 500,000 which shall be paid to the shareholders of the Company prior to the Merger;
WHEREAS, the parties hereto acknowledge and agree that each transaction contemplated by this Agreement, in itself, is fair and balanced in all commercial and economic aspects, and that no party intends to convey any pecuniary benefit to the respective other party under this Agreement;
WHEREAS, the parties acknowledge and agree that (x) the IPO Exchange Ratio (as defined below) is aimed at achieving a value-for-value exchange, and (y) in light of the foregoing, the Put Right (as defined below) is deemed by each of HoldCo, the Founders and Expedia to have zero value, and the parties therefore agree and acknowledge that no consideration is owed by the Founders for the grant of such Put Right; and
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below, the parties hereto, intending to be legally bound, do hereby agree as follows:
ARTICLE I
1.1.    Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
“Agreement” has the meaning set forth in the Preamble.
“ADSs” means the American Depositary Shares of HoldCo, each representing one Class A Ordinary Share.
“Adverse Ruling Determination” means, with respect to any Ruling Request, (a) the issuance by the applicable German tax authority of an adverse ruling in connection with such Ruling Request to the effect that the Merger will not qualify as a Tax-Free Transaction (or a previously issued ruling to the effect that the Merger will qualify as a Tax-Free Transaction is not valid and binding on the German tax authorities before the corporate documents on the Merger are notarized in the Netherlands), (b) the determination by the applicable German tax authority that it will not issue a favorable ruling in connection with such Ruling Request, (c) a request by the applicable German tax authority for the Company or the relevant Founder, as applicable, to withdraw such Ruling Request, or (d) the lack of a decision with respect to the qualification of the Merger as a Tax-Free Transaction by the applicable German tax authority on such Ruling Request by the date which is twelve (12) months after the IPO Date (as defined below) (the “End Date”), in the case of each of clauses (a) through (c), on the basis that the Merger will not qualify as a Tax-Free Transaction (but only if (x) such issuance, determination or request is the final decision of the applicable German tax authority regarding the Ruling Request (and not only a preliminary assessment) and (y) the Merger cannot be restructured or altered in such a manner, reasonably acceptable to each of the Company, the Founders and Expedia, as would permit the Merger to qualify as a Tax-Free Transaction and the applicable German tax authority to grant such Ruling).
“Class A Ordinary Shares” means the Class A ordinary shares of HoldCo, par value €0.06 per share.
“Class B Ordinary Shares” means the Class B ordinary shares of HoldCo, par value €0.60 per share.
“CITA” means the German Corporate Income Tax Act (Körperschaftsteuergesetz, KStG).
“Company” has the meaning set forth in the Preamble.
“Company Ruling” has the meaning set forth in Section 2.1(a).
“Company Ruling Request” has the meaning set forth in Section 2.1(a).
“Conversion Structure” has the meaning set forth in Section 2.3(h).
“DCC” means the Dutch Civil Code (Burgerlijk Wetboek).
“Effective Time” has the meaning set forth in Section 2.3(b).
“End Date” has the meaning set forth in the definition of Adverse Ruling Determination.
“Expedia” has the meaning set forth in the Preamble.
“Founder Ruling” has the meaning set forth in Section 2.1(b).
“Founder Ruling Request” has the meaning set forth in Section 2.1(b).
“Founders” has the meaning set forth in the Preamble.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, body, commission or instrumentality of the United States, the Netherlands, Germany, or any other nation, or any state or other political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.
“Guarantor” has the meaning set forth in the Preamble.
“HoldCo” has the meaning set forth in the Preamble.
“ICC Arbitration Rules” has the meaning set forth in Section 4.7.

“IPO Date” means the date on which the Potential IPO is consummated.
“IPO Exchange Ratio” means 8,510.66824 HoldCo shares for each Company share to be exchanged, as such ratio may be adjusted for any subdivision, split, stock dividend, combination or reclassification at the HoldCo level to the extent not mirrored at the Company level.
“Law” means any law, constitution, treaty, code, statute, rule, regulation, ordinance or other pronouncement of a Governmental Authority having a similar effect and any order, writ, judgment, stipulation, decree, injunction, award or decision of, or consent agreement or similar arrangement with, any Governmental Authority.
“Merger” has the meaning set forth in the Recitals.
“New Holdco Shares” has the meaning set forth in Section 2.3(c).
“Parent Guarantor” has the meaning set forth in the Preamble.
“Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, organization, governmental entity or other entity.
“Potential IPO” has the meaning set forth in the Recitals.
“Put Option Notice” has the meaning set forth in Section 2.3(e).
“Put Right” has the meaning set forth in Section 2.3(c).
“Ruling” means the Company Ruling and each Founder Ruling.
“Ruling Event” means, with respect to each Ruling Request, (a) the issuance of the ruling by the applicable German tax authorities to the effect that the Merger will qualify as a Tax-Free Transaction (which ruling is valid and binding on the German tax authorities at least until the corporate documents on the Merger are notarized in the Netherlands), or (b) in the event that an Adverse Ruling Determination occurs, (i) if such Adverse Ruling Determination occurs with respect to a Founder Ruling Request, Expedia determines that the Merger should be consummated and notifies the parties hereto of such determination in writing, and (ii) if such Adverse Ruling Determination occurs with respect to the Company Ruling Request, (x) Expedia determines that the Merger should be consummated and notifies the parties hereto of such determination in writing and (y) the Company, the Founders and Expedia reach an agreement under which Expedia is obligated to the Company to make the Company whole for any additional tax liability incurred by it as a result of the Merger; provided that a Ruling Event shall be deemed to occur only at such time as one of the events described in clause (a) and (b) has occurred with respect to each Ruling Request.
“Ruling Request” means the Company Ruling Request and each Founder Ruling Request.

“RTA” means the German Reorganization Tax Act (Umwandlungssteuergesetz, UmwStG).
“Shareholders’ Agreement” means that certain amended and restated shareholders’ agreement of HoldCo entered into by the parties hereto on or around the IPO Date.
“Tax-Free Transaction” means (a) with respect to the Company Ruling Request or the Company Ruling, a transaction qualifying as a merger (Verschmelzung) under section 1 (1) sentence 1 no. 1 in connection with section 1 (2) sentence 1 no. 1 RTA and cumulatively fulfilling the requirements set out in section 11 (2) sentence 1 no. 1, 2 and 3 RTA, and not triggering exit tax pursuant to section 12 (1) sentence 1, 2 CITA and (b) with respect to a Founder Ruling Request or a Founder Ruling, a transaction (i) qualifying as a merger (Verschmelzung) under section 1 (1) sentence 1 no. 1 in connection with section 1 (2) sentence 1 no. 1 RTA, (ii) fulfilling either the requirements set out in section 13 (2) sentence 1 no. 1 RTA or the requirements set out in section 13 (2) sentence 1 no. 2 RTA and (iii) having (or not having) such other qualification or status, or resulting (or not resulting) in such other tax consequences for the Founders as to which the parties agree to seek a ruling in the Founder Ruling Request, which shall in any event in particular include not causing the Founders to recognize a gain upon the Merger.
ARTICLE II
2.1.    Agreement to File Tax Ruling Requests.
(a)    As promptly as practicable following the date hereof, but at the latest three (3) months after the date of this Agreement, the Company shall (and, to the extent within their respective power to do so, Expedia and the Founders shall cause the Company to) file with the applicable German tax authority a request for a ruling to the effect that the Merger will qualify as a Tax-Free Transaction (such request (including all attachments, exhibits, and other materials submitted therewith, any amendments or supplements thereto, and any discussions with the applicable German tax authority in connection therewith), the “Company Ruling Request” and such ruling, a “Company Ruling”). The Company shall (and, to the extent within their respective power to do so, each of Expedia and the Founders shall cause the Company to) use its reasonable best efforts to obtain the Company Ruling as expeditiously as possible, and the Company shall (and, to the extent within their respective power to do so, each of Expedia and the Founders shall cause the Company to) consult and cooperate with Expedia and the Founders and their respective representatives and advisors (and the Company shall cause its representatives and advisors to consult and cooperate with Expedia and the Founders and their representatives and advisors) in connection with the Company’s Ruling Request and obtaining the Company Ruling. Without limiting the generality of the foregoing, (i) the Company shall (and, to the extent within their respective power to do so, each of Expedia and the Founders shall cause the Company to) (A) keep Expedia and the Founders informed on the status of, and provide Expedia and the Founders with a timely and reasonably detailed account of all developments relating to, the Company Ruling Request and the Company Ruling, (B) consult with Expedia and the Founders and obtain each of their consent, not to be unreasonably withheld, before taking any significant action in connection with the Company Ruling Request or the Company Ruling, (C) consult with Expedia and the Founders and provide each of Expedia and the Founders a reasonable opportunity to comment before submitting the Company Ruling Request or any other written materials in connection with the Company Ruling Request or the Company Ruling, and (D) reflect any reasonable comments provided by Expedia with respect to the Company Ruling Request or any materials submitted in connection with the Company Ruling Request or Company Ruling, (ii) the Company shall not submit the Company Ruling Request or any other written materials relating to or in connection with the Company Ruling Request or the Company Ruling (or any other request for rulings with respect to any of the transactions contemplated hereunder) to the German tax authorities without each of Expedia’s and the Founders’ prior approval, not to be unreasonably withheld, and (iii) Expedia and the Founders shall be entitled to participate in and attend any meetings or conferences with the applicable German tax authority relating to the Company Ruling Request or the Company Ruling (and the Company shall provide Expedia and the Founders with reasonable advance notice of any such meetings or conferences). Each of the Founders shall reasonably cooperate with Expedia in connection with the foregoing and shall not object or take a position contrary to any reasonable decision or direction made by Expedia in connection therewith except to the extent such decision or direction made by Expedia could reasonably be expected to adversely affect such Founder in his individual capacity.
(b)    As promptly as practicable following the date hereof, but at the latest three (3) months after the date of this Agreement, each of the Founders shall file with the applicable German tax authority a request for rulings to the effect that the Merger will qualify as a Tax-Free Transaction (such request with respect to each Founder, including all attachments, exhibits and other materials submitted therewith, any amendments or supplements thereto, and any discussions with the applicable German authority in connection therewith), a “Founder Ruling Request”, and such ruling with respect to each Founder Ruling Request, a “Founder Ruling”). All reasonable costs of the Founders for which the Founders provide sufficient evidence, incurred in connection with the Founder Ruling Requests and obtaining the Founder Rulings, including in particular reasonable advisors fees, shall be borne and paid by Expedia; provided, that the amount of such costs for which Expedia is responsible hereunder shall be capped at $1,000,000 in the aggregate for all of the Founders. Each Founder shall use its reasonable best efforts to obtain such Founder’s Founder Ruling as expeditiously as possible and to consult and cooperate (and to cause its representatives and advisors to consult and cooperate) with Expedia and its respective representatives and advisors in connection with such Founder’s Founder Ruling Request and obtaining such Founder’s Founder Ruling. Without limiting the generality of the foregoing, each of the Founders shall (A) keep Expedia reasonably informed on the status of, and provide Expedia with a timely and reasonably detailed account of all non-trivial developments relating to, such Founder’s Founder Ruling Request and Founder Ruling, (B) consult with Expedia and obtain its consent, not to be unreasonably withheld, before taking any significant action in connection with such Founder’s Founder Ruling Request or Founder Ruling, (C) shall (and/or shall instruct its advisor to) (a) consult with Expedia and provide Expedia a reasonable opportunity to comment before submitting such Founder’s Founder Ruling Request or any other written materials in connection with such Founder’s Ruling Request or Founder Ruling, (b) reflect any reasonable comments provided by Expedia with respect to such Founder’s Founder Ruling Request or any materials submitted in connection with such Founder’s Founder Ruling Request or Founder Ruling, and (c) not submit a Founder Ruling Request or any other written materials relating to or in connection with such Founder’s Founder Ruling Request or Founder Ruling (or any other request for rulings with respect to any of the transactions contemplated hereunder) to the German tax authorities without Expedia’s prior approval, not to be unreasonably withheld, and (D) give Expedia reasonable opportunity to participate in and attend any meetings or conferences with the applicable German tax authority relating to each Founder’s Founder Ruling Request or Founder Ruling (and the applicable Founder and/or its advisor shall provide Expedia with reasonable advance notice of any such meetings or conferences).
(c)    Without limitation or prejudice to any of the foregoing provisions of this Section 2.1, the parties to this Agreement shall cooperate and work with one another in connection with the Ruling Requests and the applicable Rulings, and provide all reasonable cooperation in connection therewith.
(d)    In the event that there is an Adverse Ruling Determination with respect to the Company Ruling Request (or there is a possibility that such an Adverse Ruling Determination may occur), the Company agrees to (and, to the extent within their respective power to do so, Expedia and the Founders agree to cause the Company to) negotiate in good faith with Expedia to reach an agreement under which Expedia would be obligated to the Company to make the Company whole for any additional tax liability incurred by it as a result of the Merger (for the avoidance of doubt, such agreement to fulfill the conditions of a Ruling Event with regard to the Company Ruling).
(e)    Each of HoldCo, the Company, the Founders and Expedia shall reasonably cooperate in good faith, to the extent necessary and appropriate (including based on discussions with the applicable German tax authorities in connection with any Ruling Request), to restructure or alter the Merger (including any related documents and transactions) in such a manner as would permit the Merger to qualify as a Tax-Free Transaction and the applicable German tax authority to grant a ruling to that effect with respect to each of the Ruling Requests.
(f)    If, notwithstanding the occurrence of a Ruling Event, it could reasonably be expected that the Merger, if consummated, could result in material adverse tax consequences to Expedia, the Company or any of the Founders (including in connection with any uncertainty with respect to the valid and binding nature of any of the Rulings), each of the Company, the Founders and Expedia shall reasonably cooperate in good faith, (x) to the extent necessary and appropriate (including based on discussions with the applicable German tax authorities in connection with any Ruling Request), to restructure or alter the Merger (including any related documents and transactions) prior to the End Date in such a manner as would avoid such adverse tax consequences (provided that the qualification of the Merger as a Tax-Free Transaction shall not be affected thereby), and (y) in the event such restructuring or alteration is not possible, to abandon the Merger; provided, however, that notwithstanding the foregoing, if requested by Expedia, the Company shall proceed with the Merger if Expedia has prior to the End Date agreed to be obligated to the party that could suffer such material adverse tax consequences to compensate such additional adverse tax consequences of such party (and such agreement is binding and enforceable on Expedia), provided that no such compensation is required (and the

Company shall proceed with the Merger at Expedia’s request) if such adverse tax consequences are the subject of any other agreement entered into by Expedia and such other party.
(g)    A breach of Section 2.1(a) or (b) by a Founder shall not give rise to a claim for damages against such Founder (x) if such Founder has acted on instructions provided by or has taken measures that have been approved by Expedia or Expedia’s advisors or (y) if Expedia and its advisors have failed to provide instructions or approvals upon a request from the Founders within a reasonable timeframe, unless such Founder has acted in a grossly negligent or willful manner.
2.2.    Agreement to Contribute Shares into and to Change the Legal Form of HoldCo.
(a)    The parties hereto agree to use their respective reasonable best efforts to, as soon as reasonably practicable but in any case prior to the Potential IPO, take any and all action required or advisable to have Expedia contribute all its shares in the Company to HoldCo and to have each of the Founders contribute to HoldCo their part of the shares in the Company to be sold in the secondary offering of the Potential IPO, including, without limitations, those actions and steps set forth on Schedule 2.2(a).
(b)    The parties hereto agree to use their respective reasonable best efforts to, as soon as reasonably practicable following the pricing of the Potential IPO but in any event not later than the IPO Date, take any and all action required or advisable to cause HoldCo to change its legal form into a public limited liability company (naamloze vennootschap) under the laws of The Netherlands, including without limitations, those actions and steps set forth in Schedule 2.2(b).
2.3.    Agreement to Cause or Abandon the Merger.
(a)    Prior to the Merger each of the Founders and Expedia shall resolve (and, to the extent within their respective power to do so, shall cause HoldCo to resolve) as shareholders of the Company by shareholders’ resolution, which must not be taken prior to 1 January 2017, to effect the distribution of a dividend or an advance dividend for the fiscal year 2016 of the Company in an amount of EUR 500,000 which shall be paid to the shareholders of the Company prior to the Merger.
(b)    The parties hereto agree to use their respective reasonable best efforts to, as soon as reasonably practicable, take any and all action required or advisable to satisfy all requirements pursuant to applicable Law necessary to effect the Merger, including, without limitations, the actions and steps set forth on Schedule 2.3(b), provided that those actions and steps that are set out in Schedule 2.3(b) to be taken after the Ruling Event shall be taken only if and when the Ruling Event has occurred and subject to Section 2.1(f) (the time when the Merger will have become effective by way of the execution of the deed of merger being referred to as the “Effective Time”). The parties agree that neither HoldCo’s articles of association nor any of its other internal rules shall be revised at the occasion of the Merger. In the Merger, the Founders shall receive a number of Class B Ordinary Shares equal to the number of shares held by the Founders in the Company multiplied by the IPO Exchange Ratio.
(c)    Subject to either of the following conditions precedent (aufschiebende Bedingung) – (i) an Adverse Ruling Determination has occurred (and a Ruling Event described in clause (b) of the definition of “Ruling Event” has not occurred with respect to each Adverse Ruling Determination by the End Date) or (ii) a Ruling Event has occurred and, as of the End Date, the Merger has not been consummated – the Founders shall have the right (option) to receive from HoldCo a number of Class A or Class B Ordinary Shares (or a combination thereof, as shall be determined in the sole discretion of the applicable Founder) (the “New Holdco Shares,” and such right, the “Put Right”) equal to the number of shares of the Company desired to be exchanged multiplied by the IPO Exchange Ratio. The Put Right shall, however, not exist if at the points in time set forth in the preceding sentence all actions and steps have already been taken by the parties to this Agreement to execute the Merger, unless a court or another Governmental Authority has finally rejected registration of the Merger. The Founders may exercise the Put Right for all or a portion of their shares in the Company by contributing such shares to HoldCo in exchange for the issuance of the New HoldCo Shares (contribution in kind).
(d)    The Put Right shall be exercisable by delivery from each applicable Founder to HoldCo of a written notice specifying the number of shares of the Company such Founder desires to exchange, the number of New HoldCo Shares to be issued in respect thereof after applying the IPO Exchange Ratio and the number of New HoldCo Shares that shall be Class A Ordinary Shares and the number of New HoldCo Shares that shall be Class B Ordinary Shares (the “Put Option Notice”). Within five (5) business days after receipt of the Put Option Notice, (i) HoldCo shall, at its cost and expense, perform all actions required to issue, and issue the New HoldCo Shares covered by the Put Option Notice to the Founder and (ii) the relevant Founders shall transfer their shares in the Company covered by the Put Option Notice to Holdco.
(e)    Prior to the IPO Date, (1) the Founders shall ensure that the management board of HoldCo passes the resolution set forth in Schedule 2.3(e)(i) and (2) Expedia and the Founders shall ensure that the supervisory board of HoldCo shall approve such resolution. HoldCo undertakes not to revoke such resolution. Subject to the exercise of the Put Right by one or more Founders, HoldCo and the relevant Founder(s) shall enter into either a deed of issue of Class A Ordinary Share a form of which is attached as Schedule 2.3(e)(ii) and/or a deed of issue of Class B Ordinary Shares a form of which is attached as Schedule 2.3(e)(iii) (in each case at the discretion of the Founder concerned) giving effect to the Put Right.
(f)    Expedia, the Founders, the Company and HoldCo shall implement the following structural features and mechanics for the Company and HoldCo, as applicable:
(i)    HoldCo shall contribute to the Company all but EUR 30 million of the net proceeds from the Potential IPO in exchange for additional shares of the Company (the number of which shares shall be consistent with the principles set forth in Section 2.3(f)(ii) below, as if HoldCo had contributed all of the net proceeds from the Potential IPO), and HoldCo shall not hold any material assets or liabilities outside of the Company;

(ii)    HoldCo’s capital structure must be mirrored in its economic interest in the Company, including by ensuring that the total number of Class A and Class B Ordinary Shares outstanding shall at all times after the IPO Date equal the product of (x) the number of Company shares held by HoldCo and (y) the IPO Exchange Ratio. Without limiting the generality of the foregoing and in furtherance thereof, (I) if HoldCo issues its ordinary shares to acquire assets, HoldCo will contribute such assets to the Company in exchange for an equivalent number of Company shares (and applying the IPO Exchange Ratio), (II) if HoldCo desires to redeem a number of HoldCo shares, the Company shall redeem the same number of Company shares held by HoldCo (and applying the IPO Exchange Ratio) for an aggregate amount equal to the aggregate amount of redemption proceeds to be paid by HoldCo and (III) if any HoldCo shares are issued as compensation to employees, the Company shall issue the same number of Company shares to HoldCo (and applying the IPO Exchange Ratio);
(iii)    HoldCo and Company shall enter into an arms’ length management services agreement pursuant to which the Company will pay a fee to HoldCo for general management services;
(iv)    the parties hereto shall cooperate in good faith to cause the Company to either (A) make an arm’s-length loan to HoldCo in respect of any taxes or extraordinary expenses of HoldCo not covered by any cash then held by HoldCo or the fees from the management services agreement described in Section 2.3(f)(iii), which shall be secured by shares of HoldCo, up to a cap of ten percent (10%) of the total outstanding shares of HoldCo (unless the parties otherwise agree to another equitable and efficient funding mechanism); or (B) if legally permissible and feasible from a tax perspective cause a distribution with respect to the Company shares to be declared and paid disproportionately; and
(v)    any other structural features or mechanics that the parties reasonably determine are necessary and appropriate to implement the general principles described above and in Section 2.3(d).
(g)    Subject to the condition precedent (aufschiebende Bedingung) that either there is (x) an Adverse Ruling Determination (and a Ruling Event described in clause (b) of the definition of “Ruling Event” has not occurred with respect to each Adverse Ruling Determination by the End Date) or (y) the parties determine to abandon the Merger, the parties hereto agree (i) to cause the Company to change its legal form into a German stock corporation (Aktiengesellschaft), becoming trivago AG; and (ii) following completion of such change of legal form into a German stock corporation, cause trivago AG to change its legal form into a German Societas Europaea, becoming trivago SE, in each case by taking such actions and steps that are set out in Schedule 2.3(g) and subject to the governance arrangements set out in Section 2.4 (the structure after implementation of the steps set out under (i) through (ii) above the “Conversion Structure”).
2.4.    Governance Arrangements.

(a)    Expedia undertakes that the articles of association as well as the board rules of HoldCo will be implemented substantially as attached as Schedules 2.4(i), (ii) and (iii) and that neither the articles of association nor the board rules will be changed prior to the Effective Time or the completion of the Conversion Structure as applicable.
(b)    The Parties agree that the articles of association and rules of procedure of the Company (and any comparable governing documents of any successor thereto) shall be amended prior to the IPO Date such that the governance of HoldCo and the Company, taken together, is as identical as possible to the governance of HoldCo if the Merger had been completed (including to implement the governance set forth in the Shareholders’ Agreement, the articles of association of HoldCo and the board rules of Holdco). The managing directors of the Company will be identical to those of HoldCo.
2.5.    Shareholders’ Agreements. The shareholders’ agreement that the Parties have entered into in connection with the Company on 20/21 December 2012 by notarial deeds Z 3231/2012, Z 3232/2012, Z 3233/2012 of the notary Dr. Norbert Zimmermann and notarial deed H 3284/2012 of the notary Dr. Armin Hauschild, each with an office in Düsseldorf, as amended from time to time shall continue to apply unchanged to the Company until the IPO Date. After the IPO Date, the Shareholders’ Agreement shall become effective.
2.6.    Shareholder Meetings. During any time period starting on the date of incorporation of HoldCo and ending on the earlier of the Effective Time or the completion of the Conversion Structure, the parties hereto agree, unless set forth in this Agreement or instrumental or reasonably conducive to consummating this Agreement (including the Merger or the Conversion Structure, as the case may be), not to (i) pass any shareholders’ resolution or take any action that has an impact on or changes the capital structure of HoldCo, (ii) take any actions that might prejudice the legal actions set forth in this agreement or (iii) make the implementation of the governance structure set forth in this Agreement materially more burdensome, unless, in each case, agreed otherwise between the parties to this Agreement.
2.7.    Certain Tax Matters.
(a)    HoldCo shall (and, to the extent within their respective power to do so, Expedia and the Founders shall cause HoldCo to) exercise HoldCo’s election right pursuant to Section 21 (1) sentence 2 RTA, and shall ensure that HoldCo records the Company shares received from the Founders pursuant to Section 2.2(a) in the German tax balance sheet of HoldCo at the respective Founders’ tax book value in accordance with Section 21 (1) sentence 2 RTA, unless otherwise required by mandatory Law.
(b)    HoldCo shall not (and, to the extent within their respective power to do so, Expedia and the Founders, shall cause HoldCo not to) exercise HoldCo’s election right pursuant to Section 21 (1) sentence 2 RTA with respect to the Company shares received by HoldCo from Expedia pursuant to Section 2.2(a), which shares shall be recorded in HoldCo’s German tax balance sheet at their fair market value (gemeiner Wert) in accordance with Section 21 (1) sentence 1 RTA.

(c)    HoldCo shall (and, to the extent within their respective power to do so, Expedia and the Founders shall cause HoldCo to) in its capacity as legal successor of the Company exercise the election right of the Company pursuant to Section 11 (2) sentence 1 RTA in order for the Merger to be treated as a transaction at tax book value pursuant to Section 11 (2) sentence 1 RTA, unless otherwise required by mandatory Law.
(d)    Each of the Founders agrees to timely file his notifications under Section 22 (3) RTA. Upon the written request of a Founder and within ten (10) business days following the receipt of such written request, HoldCo shall (and, to the extent within their respective power to do so, Expedia and the Founders shall cause HoldCo to) provide such Founder with copies of all documents as reasonably requested by such Founder to prepare its notification under Section 22 (3) RTA. Each Founder and HoldCo shall (and, to the extent within their respective power to do so, Expedia and the Founders shall cause HoldCo to) consult and reasonably cooperate with each other to enable such Founder to comply with his notification obligations under Section 22 (3) RTA. A breach of this Section 2.7(d) by a Founder shall not give rise to a claim for damages against such Founder (x) if such Founder has acted on instructions provided by or has taken measures that have been approved by Expedia or Expedia’s advisors or (y) if Expedia and its advisors have failed to provide instructions or approvals upon a request from the Founders within a reasonable timeframe, unless such Founder has acted in a grossly negligent or willful manner.
(e)    In the event of an Adverse Ruling Determination to the effect that the Merger will cause a Founder to recognize a gain upon the Merger or the determination by the applicable tax Governmental Authority that it will not issue a favorable ruling in connection with a Founder Ruling Request to the effect that the Merger does not cause the respective Founder to recognize a gain upon the Merger, upon a written request by such Founder therefor, HoldCo shall (and, to the extent within their respective power to do so, Expedia and the Founders shall cause HoldCo to), to the extent permitted by law, exercise its election right pursuant to Section 21 (1) sentence 2 RTA (regardless of whether such exercise is valid or not) with respect to any Company shares potentially deemed to have been contributed by such Founder to HoldCo as a result of this Agreement (the “Protective Election”), provided that such Founder provides HoldCo in writing with specific instructions (including appropriate language) as to the exercise of such election right. HoldCo shall not be obligated to record such Company shares in its German tax balance sheet. A breach by HoldCo of its obligations under this Section 2.7 (e) shall not give rise to a claim of a Founder for damages against HoldCo unless HoldCo has acted in a grossly negligent or willful manner.
(f)    Upon requesting a Protective Election, the applicable Founder shall timely file valid notifications under Section 22 (3) RTA as if the Company shares had been actually contributed to HoldCo in a transaction pursuant to Section 21 (1) RTA. Within ten (10) business days of receiving a written request for a Protective Election, HoldCo shall (and, to the extent within their respective power to do so, Expedia and the Founders shall cause HoldCo to) provide such Founder with copies of all documents as were reasonably requested by him to prepare such notifications under Section 22 (3) RTA. If a Founder fails to timely file valid notifications under Section 22 (3) RTA as and when required hereby, such Founder shall indemnify HoldCo for any losses suffered by it as a result of such failure. A breach by HoldCo of its obligations under this

Section 2.7 (d) shall not give rise to a claim of a Founder for damages against HoldCo unless HoldCo has acted in a grossly negligent or willful manner.

ARTICLE III
GUARANTORS
3.1.    Guarantor. The Guarantor undertakes the proper fulfillment of all obligations of Expedia pursuant to this Agreement.
3.2.    Parent Guarantor. The Parent Guarantor undertakes the proper fulfillment of all obligations of Expedia pursuant to this Agreement.
ARTICLE IV
MISCELLANEOUS
4.1.    No Assignment. No party may without the other parties’ prior written approval assign any of its rights or obligations under this Agreement to any third party.
4.2.    Notices. All notices, requests, demands and other communications shall be in writing in English, and shall, unless otherwise set forth in this Agreement, be deemed to have been duly given if forwarded by registered (air)mail or hand delivery to the following address or person with a copy per e-mail:
(a)    if to the Founders:
Mr. Rolf Schrömgens
c/o trivago N.V.
Bennigsen-Platz 1
40474 Düsseldorf, Germany
Email: rolf.schroemgens@trivago.com

Mr. Peter Vinnemeier
c/o trivago N.V.
Bennigsen-Platz 1
40474 Düsseldorf, Germany
Email: peter.vinnemeier@trivago.com

Mr. Malte Siewert
c/o trivago N.V.
Bennigsen-Platz 1
40474 Düsseldorf, Germany
Email: malte.siewert@trivago.com

(b)    if to Expedia, Guarantor or Parent Guarantor:
Expedia, Inc.
Attention: Bob Dzielak
333 108th Avenue NE
Bellevue, WA 98004
Fax: +1 425-679-7251
Email: bdzielak@expedia.com (for information purposes only)

with a copy to its advisor for information purposes:

Wachtell, Lipton, Rosen & Katz
Attention: Andrew J. Nussbaum
Alison Z. Preiss
51 West 52nd Street, NY, NY 10019
Fax: 212-403-2000
Email: AJNussbaum@wlrk.com
AZPreiss@wlrk.com

Freshfields Bruckhaus Deringer LLP
Attention: Dr. Michael Haidinger
Hohe Bleichen 7
20354 Hamburg
Germany
Fax: +49 40 369063 8153
Email: Michael.haidinger@freshfields.com

Stibbe N.V.
Attention: Hans Witteveen
Beethovenplein 10
1077 WM Amsterdam
The Netherlands
Email: Hans.Witteveen@Stibbe.com

(c)    if to the travel B.V. or the Company:

Dr. Anja Honnefelder
c/o trivago N.V.
Bennigsen-Platz 1
40474 Düsseldorf, Germany
Fax: 49 211 54065-115
Email: Anja.Honnefelder@trivago.com
with a copy to its advisor for information purposes:
Noerr LLP
Attention: Dr. Jens Liese / Dr. Ingo Theusinger
Speditionstraße 1
40221 Düsseldorf, Germany
Fax: +49 211 49986100
Email: Jens.Liese@noerr.com / Ingo.Theusinger@noerr.com

NautaDutilh N.V.
Mr. Martin Grablowitz / Mr. Paul van der Bijl
Beethovenstraat 400
1082 PR Amsterdam
The Netherlands
Email: Martin.Grablowitz@nautadutilh.com / Paul.vanderBijl@nautadutilh.com

Notices shall have been received or deemed received by the intended recipient on the date and time of registered delivery or upon signed receipts for hand deliveries, as the case may be.
4.3.    Termination. This Agreement may be terminated at any time by the written consent of each of Expedia and each of the Founders.
4.4.    Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each of Expedia and the Founders or, in the case of a waiver, by each party providing such waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
4.5.    Enforcement of the Agreement. Each party agrees that the other parties would be damaged irreparably and would have no adequate remedy at Law in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedies to which such party is entitled at Law or in equity, without proof of actual damages or any obligation to post any bond or other security as a prerequisite to obtaining equitable relief. No party shall dispute or resist any such application for relief on the basis that another party has an adequate remedy at Law or that damage arising from such non-performance or breach is not irreparable.
4.6.    Governing Law. This Agreement and any contractual or noncontractual obligations arising out of or in connection to it are exclusively governed by and shall exclusively be construed in accordance with the laws of the Netherlands, without giving effect to any choice or conflict of law provision or rule (whether of the Netherlands or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Netherlands.
4.7.    Jurisdiction. All disputes between the parties hereto shall be finally settled under the Rules of Arbitration of the ICC (the “ICC Arbitration Rules”). The Emergency Arbitrator Provisions shall not apply. The ICC Arbitration Rules in effect on the date a party submits its Request for Arbitration will apply to the arbitration. The seat of arbitration and the location of the proceedings will be Amsterdam, The Netherlands, and the proceedings will be conducted in English. The governing law of the arbitration agreement will be the laws of the Netherlands. The arbitral tribunal shall consist of three (3) arbitrators. The Founders and Expedia shall each select and appoint one arbitrator within thirty (30) days of initiation of the arbitration, and those arbitrators shall jointly appoint a third arbitrator within thirty (30) days of their selection and appointment. The existence of the arbitration; related testimony and documents exchanged, produced, or created by the parties; and the award or other determination of the Arbitral Tribunal will be confidential and will not be disclosed to third parties except for (a) the direct and indirect parents of the parties hereto and their direct and indirect subsidiaries, (b) third parties who have a need to know (e.g., legal counsel, accountants, witnesses, experts, etc.), and (c) third parties to whom disclosure is legally required (e.g., governmental authorities, etc.). For all claims not subject to Arbitration, the competent courts of Amsterdam shall have exclusive jurisdiction.
4.8.    Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
4.9.    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.
4.10.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.
4.11.    Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all Persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in Frankfurt, Germany, unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement. To the extent the provisions of this Agreement are in conflict with the provisions of the Shareholders’ Agreement, this Agreement shall prevail.
4.12.    Further Assurances. Each party will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations, to perform its obligations under this Agreement.

Signed (notarized) on behalf of:
Mr. Rolf Schrömgens
Mr. Peter Vinnemeier
Mr. Malte Siewert
Expedia Lodging Partner Services S.à r.l.
Expedia, Inc. (Washington)
Expedia, Inc. (Delaware)
trivago GmbH
travel B.V.

SCHEDULE 2.2 (A) TO THE IPO STRUCTURING AGREEMENT
Agreement to Contribute Company Shares

#	DATE	LEGAL STEP	PARTIES	PREPARATORY MEASURES PREREQUISITES	RESPONSIBILITY	STATUS

1.	[●] (prior to Contribution)]	Amendment of articles of HoldCo in order to create A and B shares	Stibbe Notary	Draft and signing shareholders’ resolution	Stibbe
Execution deed of amendment to articles of HoldCo by Stibbe Notary

2.	[●] (following pricing)
Contribution

Shareholders’ Resolution by HoldCo re the issuance of HoldCo B shares to Expedia against contribution of all their Company shares and the issuance of HoldCo A shares to the Founders against contribution of a part of their Company shares
			Expedia	At Pricing of the IPO so that there is certainty that Contribution and Conversion are to be effected

Number of Company shares to be contributed for consideration HoldCo shares then to be sold in secondary to be agreed

Company shares held by Expedia to be contributed in advance of those held by Founders
Founders/Expedia

(1)

3.	[●]	Notarial deeds of shares Issuance Notarial deeds of issuance of shares by which HoldCo A shares will be issued to the Founders and HoldCo B shares to Expedia Expedia to contribute its shares first	HoldCo, Expedia, Founders by proxy, Stibbe Notary	Deed and powers of attorney to be drafted	Stibbe/FBD
				Deeds to be discussed, finalized and signed off on and powers of attorney to be executed (including legalisation signatures and authority declarations (if applicable))	Stibbe/FBD/Noerr
Deeds to be executed by Stibbe Notary

4.	[●]	Descriptions of Company shares contributed	MDs of HoldCo	Descriptions to be drafted including the value of the shares to be contributed and a valuation method together with valuation date (valuation date not older than 6 months prior to issuance)	Stibbe/FBD

5.	[●]	Contribution German Share Transfer Deed(s) Notarial deed(s) to transfer contributed Company shares to HoldCo	Expedia, Founders and HoldCo each by proxy, German notary
				Deed to be discussed, finalized and signed off	FBD/Stibbe/Noerr

6.	[●]	Updating Trade Register and shareholders register re changed issued share capital and shareholders	Stibbe Notary		Stibbe

(2)

7.	Asap after completion of contributions	HoldCo to record the Company shares received from Expedia at fair market value in its German tax balance sheet.	HoldCo / MDs of HoldCo
For German tax purposes, the shares received from Expedia shall be recorded at fair market value (gemeiner Wert) in HoldCo’s German tax balance sheet in order not to transfer built-in gains into the German tax net
Noerr

8.	Asap after completion of contributions	HoldCo to record the Company shares received from the Founders at the acquisition costs of the Founders in its German tax balance sheet.	HoldCo / MDs of HoldCo
For German tax purposes, the shares received from the Founders shall be recorded at the respective acquisition costs (Buchwert) of the respective Founders in HoldCo’s German tax balance sheet in order to avoid a capital gain realizing event for the German Founders (Sec 21 (1) sentence 2 RTA in connection with Sec 21 (2) sentence 1 RTA
Noerr

9.	Asap after completion of contributions, but no later than upon the submission of the tax balance sheet of HoldCo for the calendar year in which the share-for-share exchange was completed	Exercise tax election right pursuant to Sec 21 (1) RTA	HoldCo / MDs of HoldCo
HoldCo will explicitly exercise its tax election right pursuant to Sec 21 (1) RTA as follows:

•    elect to record the Company shares received from Founders at the acquisition costs (Buchwert) of the respective Founder;

•    elect to record the Company shares received from ELPS at the fair market value (gemeiner Wert) of these shares.

Ideally, the election right is exercised asap after the completion of the share-for-share exchange.

The German tax balance sheet of HoldCo, which will be filed together with the corporate income tax return for the calendar year in which the share-for-share exchange was completed, has to show the contributed Company shares at the aforementioned values. The tax election right has to be exercised no later than upon the submission of this tax balance sheet
Noerr

(3)

10.	No later than upon the first submission of the income tax return of the respective Founder for the calendar year in which the share-for-share exchange was completed.	Exercise tax election right pursuant to Sec 21 (2) sentence 3 RTA	German Founders
File explicit application for book value share-for-share exchange pursuant to Sec 21 (2) sentence 3 RTA with German tax authorities no later than upon the submission to German tax authorities of the income tax return of the respective Founder for the calendar year in which the contribution was completed

Note: This step has been introduced as a safety mechanism to mitigate concerns raised by Noerr according to which there may be a risk for the German Founders if HoldCo was viewed as having its effective place of management outside of Germany.
Tax counsels of Founders
CONTRIBUTION OF (PART OF) THE COMPANY SHARES INTO HOLDCO COMPLETED

(4)

SCHEDULE 2.2 (B) TO THE IPO STRUCTURING AGREEMENT

Change Legal Form of HoldCo

#	DATE	LEGAL STEP	PARTIES	PREPARATORY MEASURES PREREQUISITES	RESPONSIBILITY	STATUS
1.	[●] (prior to settlement of IPO)	Conversion HoldCo Shareholders Resolution to effect conversion of HoldCo into an NV and give effect to the listed Company HoldCo Articles	Expedia, Founders	HoldCo Listed Company Articles to be drafted, discussed, finalized and signed off	Nauta/Stibbe
				Resolution to be drafted discussed, finalized and signed off	Nauta/Stibbe/Noerr

2.	[●] (morning of settlement)	Conversion Audit Statement to confirm that the equity of HoldCo is at least equal to the aggregate issued share capital	RSM	Review by auditor to be undertaken and certificate to be prepared including date which is i) a date after the Contribution of the Company shares and ii) not older than 5 months prior to the Conversion	Stibbe/RSM/ Noerr

3.	[●] (morning of settlement)	Conversion Notarial Deed	Nauta Notary	Deed to be prepared and execution by Nauta Notary	Nauta/Stibbe

4.	[●] (morning of settlement)	Updating Trade Register and shareholders register	Nauta Notary

CONVERSION OF HOLDCO B.V. INTO HOLDCO N.V. COMPLETED

(1)

SCHEDULE 2.3 (B) TO THE IPO STRUCTURING AGREEMENT

Merger

(SCHEDULE 2.3(B) OF THE IPO STRUCTURING AGREEMENT)

#	DATE	LEGAL STEP	PARTIES	PREPARATORY MEASURES/ PREREQUISITES	RESPONSIBILITY	STATUS

1.	[●] (Definitive German Filing can occur no earlier than two months later)	Initial German Filing Filing (via German notary) of definitive draft Joint Merger Proposal, including §122d Information for merger of the Company into HoldCo	Noerr on behalf of the Company	Joint Merger Proposal to be drafted (includes HoldCo articles)	FBD/Stibbe
				Joint Merger Proposal to be discussed, finalized and signed off	FBD/Stibbe/Noerr/ Expedia/Founders
				§122d Information to be drafted	FBD
				§122d Information to be discussed, finalized and signed off	FBD/Noerr

2.	[●] Asap once relevant facts are firm	Application for Tax Ruling by the Company	Noerr on behalf of the Company	All facts relevant to Tax Ruling are firm Application to be drafted and confirmed with parties	Noerr/Baker

3.	[●] Asap once relevant facts are firm	Application for Tax Rulings by German Founders	Founders’ tax counsels, on behalf of the Founders	All facts relevant to Tax Ruling are firm Application to be drafted and confirmed with parties	Noerr/Baker/Founders’ tax counsels

4.	[●] Asap after Initial German Filing	Initial German Publication Publication of §122d Information with reference to filed draft Joint Merger Proposal on commercial register website	Düsseldorf Commercial Register		FBD

INITIAL GERMAN FILING COMPLETED

5.	[●] (Prerequisite to German Notarial Deed and Prerequisite to Signing Joint Merger Proposal)	Tax Rulings Merger	Tax Agency

6.	[●] (Prerequisite to Dutch Filing)	Joint Merger Proposal	All MDs of each of HoldCo and the Company (signing)		Stibbe/FBD

7.	[●] (Prerequisite to Dutch Law Display)	HoldCo (Explanatory) Notes to Joint Merger Proposal	All MDs of HoldCo (signing)	HoldCo (Explanatory) Notes to be drafted	Stibbe/FBD
				HoldCo (Explanatory) Notes to be discussed, finalized and signed off and executed	Stibbe/FBD/ Noerr/Expedia/Founders

8.	[●] (Prerequisite to Dutch Filing)	Auditor’s Statement Value Auditor to state that the value of the Company exceeds the nominal value of the shares to be issued by HoldCo based on unaudited interim financials (Not older than 3 months)	RSM	Unaudited financials to be prepared and to be made available to RSM (Unaudited financials not older than 3 months)	the Company
				Review by auditor to be undertaken and certificate to be prepared	RSM

9.	[●] (Prerequisite to Dutch Filing)	Auditor’s Statement and Report on Exchange Ratio	HoldCo	Auditor has to certify whether in his opinion the proposed share exchange ratio is reasonable.	RSM
				Review by auditor to be undertaken and certificate to be prepared	RSM
				Waiver to be discussed, finalized and signed off and executed	Stibbe/Noerr

10.	[●] (Prerequisite to start Dutch law one month objection period)	Dutch Filing Filing of (1) Joint Merger Proposal, (2) unaudited financials (not older than 3 months), (3) last annual reports and accounts (if applicable), (4) the Auditor’s Statements	Stibbe on behalf of HoldCo		Stibbe

11.	[●] (Prerequisite for Dutch Publication)	Dutch Law Display of Documents Joint Merger Proposal and HoldCo (Explanatory) Notes being made available for inspection at HoldCo and the Company premises	HoldCo and the Company	Logistics of display to be organized	Stibbe/Noerr

12.	[●] (HoldCo Board Resolution can occur no earlier than one month later)	Dutch Publication Publication of notice that Dutch Law Display has occurred in the Staatscourant and in a National Dutch Newspaper		Publication to be prepared and organized	Stibbe

DUTCH MERGER FILING IS COMPLETED

13.	[●] (Prerequisite to publication)	Company Merger Report (Verschmelzungsbericht)	All MDs of the Company (signing)	Company Merger Report to be drafted	FBD/Stibbe
				Company Merger Report to be discussed, finalized and signed off	FBD/Stibbe /Noerr/Expedia/ Founders

13.	[●] (the Company shareholders resolution) can occur no earlier than one month later)	Publication of the Company Merger Report (by bulletin notifying employees how report is available)	the Company	Bulletin message to be prepared and logistics of publication to be organized	FBD/Noerr

14.	[●] (Usually sent one month before merger becoming effective)	Employee Information Letter	the Company	Draft letter to be prepared	McDermott
				Letter to be discussed, finalized and signed off on	McDermott/Noerr/the Company/Expedia

GERMAN MERGER REPORT COMPLETED

15.	[●]	Confirmations by Dutch Trade Register and Amsterdam District Court		One month has lapsed after Dutch Law Display of Documents and Dutch Publication, respectively	Stibbe

16.	[●]
Confirmations by management boards of HoldCo and the Company that no changes in the assets or liabilities have occurred that would affect statements in Joint Merger Proposal or Notes/Report

Management board Company to confirm no creditors requested security for reasons of the impending merger
			MDs of HoldCo and the Company	Confirmations to be drafted	Stibbe
				Confirmations to be discussed, finalized and signed off	Stibbe/Noerr

17.	[●]	HoldCo Board Resolution	Members of HoldCo Management Board	One month has lapsed after Dutch Publication	n/a
				Resolution to be drafted	Stibbe
				Resolution to be discussed, finalized and signed off and executed	Stibbe/Noerr

18.	[●]	German Notarial Deed Notarization of Joint Merger Plan, Company Shareholder Resolution (by notarial deed) and German law waivers by Company shareholders	MDs of HoldCo and of the Company, Expedia (by proxy), Founders (by proxy)	(1) One month has lapsed after Publication of Company Merger Report and (2) Tax Ruling has been issued	n/a
				Deed to be drafted	FBD
				Deed to be discussed, finalized and signed off on	FBD/Noerr/Stibbe

19.	[●]	Audited Interim Accounts (Audited Interim Accounts not older than 8 months)	EY; the Company MDs	Preparation of interim accounts (Audited Interim Accounts not older than 8 months)	the Company
				Audit	E&Y

20.	[●]	Definitive German Filing Filing for registration of Merger with Düsseldorf Commercial Register, including certificate by MDs that no creditor has requested security		Two months have lapsed since Initial German Publication	n/a

21	[●]	Registration with Düsseldorf Commercial Register	Commercial Register		FBD

22.	[●]	Dutch Deed of Merger as a result of which by operation of law the Founders receive HoldCo shares	Stibbe notary HoldCo and the Company (by proxy)	Registration has occurred	Stibbe
Execution of Notarial deed of merger by Stibbe Notary
Filings with Dutch Trade Register and update shareholders’ register HoldCo

23.	Asap after completion of cross-border merger	Notification of trade office (Gewerbeamt)	HoldCo	Representatives of HoldCo to notify responsible trade office (Gewerbeamt) about acquisition of German permanent establishment of HoldCo (Sec 138 GTC);	Noerr

23.	Asap after completion of cross-border merger	Other filings / registrations / notifications	HoldCo	Representatives of HoldCo to notify local Chamber of Industry, German industry associations (e.g., BITKOM) of merger and other German authorities (e.g., social security authorities) of merger	Noerr

24.	Asap after completion of cross-border merger	Inform contract partners of the Company	HoldCo	Contract partners of the Company should be informed about the transfer of the contracts in order to adapt invoicing.	Noerr

25.	ASAP after completion of cross-border merger	File notification with local tax office of HoldCo re shareholdings acquired by HoldCo in foreign subsidiaries as a result of the merger (Sec 138 (3) GTC).	HoldCo	Notification required under German tax law.	Noerr

26.	[Asap after completion of cross-border merger]	[Register / update registration of German branch of HoldCo]	[HoldCo]		[Noerr]

27.	No later than upon the submission to German tax authorities of the Company’s closing balance sheet	Application for tax book-value merger	HoldCo, as legal successor of the Company
File explicit application for book value merger pursuant to Sec 11 (2) RTA with German tax authorities no later than upon the submission to German tax authorities of the closing balance sheet of the Company.
Noerr

28.	No later than upon the first submission of the income tax return of the respective Founder for the calendar year in which the merger was completed.	Application with German tax authorities for tax book-value share-for-share exchange	German Founders
File explicit application for book value share-for-share exchange pursuant to Sec 13 (2) RTA with German tax authorities no later than upon the submission to German tax authorities of the income tax return of the respective Founder for the calendar year in which the merger was completed.
Tax counsels of Founders

29.	[Within the applicable deadlines]	[Publish Dutch GAAP financial statements of HoldCo in German Federal Gazette]	[HoldCo]	[Compliance with Sec 325a of German Commercial Code.]	Noerr

MERGER IS COMPLETED

#	DATE	LEGAL STEP	PARTIES	PREPARATORY MEASURES/ PREREQUISITES	RESPONSIBILITY	STATUS
30.	[●]	Hong Kong formalities	HoldCo	Request letter to trivago Hong Kong Limited (“THK”) Approval by BoD THK New Share Certificate HK Stamp Office Filing	the Company

SCHEDULE 2.3(g) TO THE IPO STRUCTURING AGREEMENT

Conversion Structure
#	DATE	LEGAL STEP	PARTIES	PREPARATORY MEASURES PREREQUISITES	RESPONSIBILITY	STATUS

1.
Conversion Resolution (notarial deed)

Shareholders’ resolutions to (i) increase share capital of the Company to EUR 120,000 against cash contribution, (ii) change legal form of the Company from GmbH into AG, specifying new articles of association, and (iii) appoint members of supervisory board
HoldCo
AG Articles to be drafted

AG Articles to to be discussed, finalized and signed off on

Members of supervisory board to be determined

Resolution to be drafted

Resolution to be discussed, finalized and signed off on

2.		Subscription by HoldCo of shares to be issued under capital increase (to be notarized)	HoldCo	Subscription form to be drafted
Resolution to be discussed, finalized and signed off on

3.		Payment of issuance price of shares to be issued under capital increase	HoldCo

4.		Appointment of auditor to provide External Auditor’s Report	Court	Auditor to be agreed with court, application to court for appointment be drafted and submitted

(1)

5.	Appointment of management board members by way of supervisory board resolution	Supervisory board of the Company

6.	Formation Reports by HoldCo and management and supervisory board members	HoldCo, management and supervisory board members	Formation reports to be drafted
Formation reports to be discussed, finalized and signed off on

7.	Auditor’s report to confirm that net assets of the Company are at least equal to capital of AG of EUR 120,000	Court-appointed auditor

8.	Filing with Commercial Register re registration of increase of capital and conversion	Managing directors of the Company / management board members as to certain assurances	Filing to be drafted

9.	Registration in Commercial Register of capital increase and change of legal form	Commercial register

CONVERSION OF THE COMPANY IS COMPLETED

10.	Proposal of Transformation Plan (including SE Articles)	Management Board of the Company
SE Articles to be drafted

SE Articles to to be discussed, finalized and signed off on

Members of board to be determined

Transformation Plan to be drafted

Transformation Plan to be discussed, finalized and signed off on

(2)

11.	Initial Filing of Transformation Plan (via German notary) Prerequisite to Initial Publication	Management Board of the Company

12.	Information to Employees about Transformation Plan	Management Board of the Company

13.	Election of Special Negotiation Committee by employees	Employees	Management board to convene general meeting of employees for purpose of election of election organization committee

14	Agreement on co-determination regime/Failure to come to agreement with six months of Election of Special Negotiation Committee Prerequisite to Registration	Management Board/Special Negotiation Committee

(3)

15.	Initial Publication Publication on commercial register website that Transformation Plan had been filed Shareholders Resolution can occur no earlier than one month later	Düsseldorf Commercial Register

16.	Audit report by auditor certifying net assets to be equal to capital and non-distributable reserves Prerequisite to Shareholders Resolution	External auditor	Management board to appoint auditor
Auditor to undertake audit and prepare report

17.	Shareholders Resolution (to be notarized) Resolution on approval of Transformation Plan and SE Articles	General meeting of the Company

18.	Waiver of requirement to prepare transformation report (to be notarized)	HoldCo as the Company’s sole shareholder

19.	Application for registration of change of legal form with commercial register	Management board of the Company

20	Registration of change in legal form by commercial register	Commercial register

CONVERSION OF THE COMPANY IS COMPLETED

(4)

SCHEDULE 2.3(E)(I)
In accordance with this Agreement, subject to the consummation of the Potential IPO, (i) HoldCo grants the Put Option to the Founders, (ii) subject to the Put Option being exercised by one or more Founders, Holdco shall issue a number of New HoldCo Shares, calculated based on the IPO Exchange Ratio as set forth in this Agreement, to the Founder(s) concerned, with the nominal amount of such shares being paid up by means of a contribution in kind by the Founder(s) concerned consisting of the shares held by such Founder(s) in the Company or any of its successors and (iii) any pre-emption rights in respect of the foregoing are excluded (in each case subject to the terms of this Agreement).

SCHEDULE 2.3(E)(II)

PRIVATE DEED OF ISSUE OF
CLASS A SHARES
TRIVAGO N.V.

dated [date]

PRIVATE DEED OF ISSUE OF CLASS A SHARES
TRIVAGO N.V.
THE UNDERSIGNED

1.
trivago N.V., a limited liability company (naamloze vennootschap) having its corporate seat at Amsterdam, the Netherlands (address: Bennigsen Platz 1, 40474 Düsseldorf, Germany, trade register number: 67222927) (the “Company”); and

2.	[details] (the “Founder”).
WHEREAS
The Company wishes to issue the Shares to the Founder in connection with the exercise of the Put Option by the Founder and the Founder wishes to accept the Shares from the Company.

1.	DEFINITIONS

1.1	Notwithstanding any terms defined elsewhere in this Deed, the following definitions will be used:

Aggregate Issue Price	The aggregate Issue Price for the Shares.

Class A Shares	Class A shares in the Company’s capital, having a nominal value of EUR 0.06 each.

Deed	This deed of issue.

IPO Structuring Agreement	The IPO Structuring Agreement between inter alia the Company and the Founder, dated [date] 2016.

Issue Price	The issue price per Share of EUR 0.06.

OpCo Shares	[number] ordinary shares in the capital of trivago GmbH or any of its successors, having a nominal value of EUR [amount] each.

2

Party	A party to this Deed.

Put Option
The option of the Founder to transfer the OpCo Shares to the Company under the obligation for the Company to issue the Shares to the Founder, as described in clause 2.3(c) of the IPO Structuring Agreement.

Resolutions
The resolutions of the Company’s management board concerning the granting of the Put Option to the Founder, passed at a meeting of the Company’s management board held on November 25, 2016, and the written resolution of the Company’s general meeting authorising the Company’s management board to do so, dated [date] 2016.

Shareholders’ Register	The Company’s register of shareholders as referred to in Section 2:85 of the Dutch Civil Code.

Shares	[number] Class A Shares.

1.2	In this Deed, terms defined in the plural shall have a similar meaning when used in the singular.

2.	ISSUE

2.1
In accordance with the terms of the IPO Structuring Agreement and in giving effect to the exercise of the Put Option and the Resolutions, the Company issues the Shares to the Founder and the Founder accepts the Shares from the Company.

2.2	Pre-emption rights have been excluded in relation to the present issuance of the Shares, as is evidenced by the Resolutions.

3

2.3	The Company will register the present issuance of the Shares to the Founder in the Shareholders’ Register.

3.	SATISFACTION OF THE AGGREGATE ISSUE PRICE

3.1	The Aggregate Issue Price shall be satisfied promptly following the execution of this Deed by means of the transfer to the Company of the OpCo Shares by the Founder in accordance with applicable law.

3.2	Subject to receipt by the Company of the OpCo Shares, the Company grants a discharge for the payment of the Aggregate Issue Price.

3.3	The Company has prepared a description in respect of the OpCo Shares and has obtained an auditor’s statement in respect thereof as described in Section 2:94b of the Dutch Civil Code.

3.4
To the extent the value of the OpCo Shares as will be recorded in the books and records of the Company exceeds the Aggregate Issue Price, the difference shall be recognised by the Company as share premium and shall be added to the Company’s share premium reserve (agioreserve).

4.	NO RECISSION OR NULLIFICATION
Each Party waives the right to rescind or nullify, or commence legal proceedings to rescind, nullify or amend, on any ground whatsoever, this Deed and any other agreement or instrument underlying the present issuance of the Shares.

5.	GOVERNING LAW AND JURISDICTION

5.1	This Deed shall be exclusively governed by and construed in accordance with the laws of the Netherlands.

5.2	Any disputes arising from or in connection with this Deed shall be submitted to the jurisdiction of the competent court in Amsterdam, the Netherlands which jurisdiction shall be exclusive.
(signature page follows)

4

Signature page to a private deed of issue of shares
trivago N.V.

Name:
Title:

Name: [name Founder]

5

SCHEDULE 2.3(E)(III)

PRIVATE DEED OF ISSUE OF
CLASS B SHARES
TRIVAGO N.V.

dated [date]

1

PRIVATE DEED OF ISSUE OF CLASS B SHARES
TRIVAGO N.V.
THE UNDERSIGNED

1.
trivago N.V., a limited liability company (naamloze vennootschap) having its corporate seat at Amsterdam, the Netherlands (address: Bennigsen Platz 1, 40474 Düsseldorf, Germany, trade register number: 67222927) (the “Company”); and

2.	[details] (the “Founder”).
WHEREAS
The Company wishes to issue the Shares to the Founder in connection with the exercise of the Put Option by the Founder and the Founder wishes to accept the Shares from the Company.

1.	DEFINITIONS

1.1	Notwithstanding any terms defined elsewhere in this Deed, the following definitions will be used:

Aggregate Issue Price	The aggregate Issue Price for the Shares.

Class B Shares	Class B shares in the Company’s capital, having a nominal value of EUR 0.60 each.

Deed	This deed of issue.

IPO Structuring Agreement	The IPO Structuring Agreement between inter alia the Company and the Founder, dated [date] 2016.

Issue Price	The issue price per Share of EUR 0.60.

OpCo Shares	[number] ordinary shares in the capital of trivago GmbH or any of its successors, having a nominal value of EUR [amount] each.

2

Party	A party to this Deed.

Put Option
The option of the Founder to transfer the OpCo Shares to the Company under the obligation for the Company to issue the Shares to the Founder, as described in clause 2.3(c) of the IPO Structuring Agreement.

Resolutions
The resolutions of the Company’s management board concerning the granting of the Put Option to the Founder, passed at a meeting of the Company’s management board held on November 25, 2016, and the written resolution of the Company’s general meeting authorising the Company’s management board to do so, dated [date] 2016.

Shareholders’ Register	The Company’s register of shareholders as referred to in Section 2:85 of the Dutch Civil Code.

Shares	[number] Class B Shares.

1.2	In this Deed, terms defined in the plural shall have a similar meaning when used in the singular.

2.	ISSUE

2.1
In accordance with the terms of the IPO Structuring Agreement and in giving effect to the exercise of the Put Option and the Resolutions, the Company issues the Shares to the Founder and the Founder accepts the Shares from the Company.

2.2	Pre-emption rights have been excluded in relation to the present issuance of the Shares, as is evidenced by the Resolutions.

3

2.3	The Company will register the present issuance of the Shares to the Founder in the Shareholders’ Register.

3.	SATISFACTION OF THE AGGREGATE ISSUE PRICE

3.1	The Aggregate Issue Price shall be satisfied promptly following the execution of this Deed by means of the transfer to the Company of the OpCo Shares by the Founder in accordance with applicable law.

3.2	Subject to receipt by the Company of the OpCo Shares, the Company grants a discharge for the payment of the Aggregate Issue Price.

3.3	The Company has prepared a description in respect of the OpCo Shares and has obtained an auditor’s statement in respect thereof as described in Section 2:94b of the Dutch Civil Code.

3.4
To the extent the value of the OpCo Shares as will be recorded in the books and records of the Company exceeds the Aggregate Issue Price, the difference shall be recognised by the Company as share premium and shall be added to the Company’s share premium reserve (agioreserve).

4.	NO RECISSION OR NULLIFICATION
Each Party waives the right to rescind or nullify, or commence legal proceedings to rescind, nullify or amend, on any ground whatsoever, this Deed and any other agreement or instrument underlying the present issuance of the Shares.

5.	GOVERNING LAW AND JURISDICTION

5.1	This Deed shall be exclusively governed by and construed in accordance with the laws of the Netherlands.

5.2	Any disputes arising from or in connection with this Deed shall be submitted to the jurisdiction of the competent court in Amsterdam, the Netherlands which jurisdiction shall be exclusive.
(signature page follows)

4

Signature page to a private deed of issue of shares
trivago N.V.

Name:
Title:

Name: [name Founder]

5

Exhibit 2.4(i)

This is a translation into English of the official Dutch version of the articles of association of a public company with limited liability under Dutch law. Definitions included in Article 1 below appear in the English alphabetical order, but will appear in the Dutch alphabetical order in the official Dutch version. In the event of a conflict between the English and Dutch texts, the Dutch text shall prevail.

ARTICLES OF ASSOCIATION
TRIVAGO N.V.

DEFINITIONS AND INTERPRETATION
Article 1
1.1 In these articles of association the following definitions shall apply:

Article	An article of these articles of association.
CEO	The Company's chief executive officer.
CFO	The Company's chief financial officer.
Chairman	The chairman of the Supervisory Board.
Class A share	A class A share in the Company's capital.
Class B share	A class B share in the Company's capital.
Class Meeting	The meeting of holders of shares of a certain class.
Company	The company to which these articles of association pertain.
DCC	The Dutch Civil Code.
General Meeting	The Company's general meeting of shareholders.
Group Company	An entity or partnership which is organisationally connected with the Company in an economic unit within the meaning of Section 2:24b DCC.
Indemnified Officer	A current or former Managing Director or Supervisory Director and such other current or former officer or employee of the Company or its Group Companies as designated by the Management Board.
Management Board	The Company's management board.
Management Board Rules	The internal rules applicable to the Management Board.
Managing Director	A member of the Management Board.
Meeting Rights
With respect to the Company, the rights attributed by law to the holders of depository receipts issued for shares with a company's cooperation, including the right to attend and address a General Meeting.

Person with Meeting Rights	A shareholder, a usufructuary or pledgee with voting rights or a holder of depository receipts for shares issued with the Company's cooperation.
Registration Date	The date of registration for a General Meeting as provided by law.
Simple Majority	More than half of the votes cast.

Subsidiary
A subsidiary of the Company within the meaning of Section 2:24a DCC, including:
a.an entity in whose general meeting the Company or one or more of its Subsidiaries can exercise, whether or not by virtue of an agreement with other parties with voting rights, individually or collectively, more than half of the voting rights; and
b.an entity of which the Company or one or more of its Subsidiaries are members or shareholders and can appoint or dismiss, whether or not by virtue of an agreement with other parties with voting rights, individually or collectively, more than half of the managing directors or of the supervisory directors, even if all parties with voting rights cast their votes.

Supervisory Board	The Company's supervisory board.
Supervisory Board Rules	The internal rules applicable to the Supervisory Board.
Supervisory Director	A member of the Supervisory Board.

1.2 Unless the context requires otherwise, references to "shares" or "shareholders" without further specification are to any class of shares or to the holders thereof, respectively.
1.3 References to statutory provisions are to those provisions as they are in force from time to time.
1.4 Terms that are defined in the singular have a corresponding meaning in the plural.
1.5 Words denoting a gender include each other gender.
1.6 Except as otherwise required by law, the terms "written" and "in writing" include the use of electronic means of communication.

NAME AND SEAT
Article 2
2.1 The Company's name is trivago N.V.
2.2 The Company has its corporate seat in Amsterdam.

OBJECTS
Article 3
The Company's objects are:
a. to participate in, to finance, to collaborate with, to conduct the management or supervision of and to hold any other interest in other entities, companies, partnerships and businesses;
b. to provide advice and services of whatever nature;
c. to invest and divest funds;
d. to acquire, administer, exploit, invest, encumber and dispose of assets and liabilities;
e. to furnish guarantees, to provide security, to warrant performance in any other way and to assume liability, whether jointly and severally or otherwise, in respect of obligations of Group Companies or other parties; and
f. to do anything which, in the widest sense, is connected with or may be conducive to the objects described above.

SHARES - AUTHORISED SHARE CAPITAL AND DEPOSITORY RECEIPTS

Article 4
4.1 The Company's authorised share capital amounts to [amount] euro (EUR [amount]).
4.2 The authorised share capital is divided into:
a. [number] ([number]) Class A shares, each having a nominal value of six eurocents (EUR 0.06); and
b. [number] ([number]) Class B shares, each having a nominal value of sixty eurocents (EUR 0.60).
4.3 Upon the conversion of one or more Class B shares into Class A shares in the ratio described in Article 6.1, the authorised share capital set out in Article 4.2 shall decrease with the number of Class B shares so converted and shall increase with the number of Class A shares into which such Class B shares are converted.
4.4 The Management Board may resolve that one or more shares are divided into such number of fractional shares as may be determined by the Management Board, subject to the approval of the Supervisory Board. Unless specified differently, the provisions of these articles of association concerning shares and shareholders apply mutatis mutandis to fractional shares and the holders thereof, respectively.
4.5 The Company may cooperate with the issue of depository receipts for shares in its capital, provided that resolutions of the Management Board to provide such cooperation shall be subject to the approval of the Supervisory Board.

SHARES - FORM OF SHARES AND SHARE REGISTER
Article 5
5.1 All shares are registered shares, provided that the Management Board, subject to the approval of the Supervisory Board, may resolve that one or more shares are bearer shares, represented by physical share certificates.
5.2 The Management Board is not required to comply with a request made by a shareholder to convert one or more of his registered shares into bearer shares or vice versa. If the Management Board resolves to grant such a request, the shareholder concerned shall be charged for the costs of such conversion.
5.3 Registered shares shall be numbered consecutively, starting from 1 for each class of shares.
5.4 The Management Board shall keep a register setting out the names and addresses of all holders of registered shares and all holders of a usufruct or pledge in respect of such shares. The register shall also set out any other particulars that must be included in the register pursuant to applicable law. Part of the register may be kept outside the Netherlands to comply with applicable local law or pursuant to stock exchange rules.
5.5 Shareholders, usufructuaries and pledgees whose particulars must be set out in the register shall provide the Management Board with the necessary particulars in a timely fashion. Any consequences of not, or incorrectly, notifying such particulars shall be borne by the party concerned.
5.6 All notifications may be sent to shareholders, usufructuaries and pledgees whose particulars must be set out in the register at their respective addresses as set out in the register.
5.7 If the Management Board, subject to the approval of the Supervisory Board, has resolved that one or more shares are bearer shares, share certificates shall be issued for such bearer shares in such form as the Management Board may determine. Share certificates may represent one or more bearer shares. Each share certificate shall be signed by or on behalf of a Managing Director.
5.8 The holder of evidence of a bearer share may request the Company to provide him with a duplicate for a missing share certificate. The Company shall only provide such duplicate:
a. if the party making the request can demonstrate, to the satisfaction of the Management Board, that such party is indeed entitled to receive such duplicate; and
b. if a period of four weeks has elapsed after having published the request on the Company's website, without any objection to such request having been received by the Company within that period.
5.9 If an objection as referred to in Article 5.8 paragraph b. has been received by the Company in a timely fashion, the Company shall only provide the duplicate to the party who requested such duplicate after having been provided with a copy of a binding advice or court order to provide such duplicate, without the Company being required to investigate the competence of the relevant arbitrators or court, as the case may be, or the validity of such binding advice or judgment, as the case may be.
5.10 Upon a duplicate of a share certificate for a bearer share having been provided by the Company, such duplicate shall replace the original share certificate and no rights can be derived any longer from the share certificate thus replaced.

SHARES - CONVERSION
Article 6
6.1 Each Class B share can be converted into ten Class A shares subject to the provisions of this Article 6. Class A shares cannot be converted into Class B shares.
6.2 Each holder of one or more Class B shares may request the conversion of all or part of his Class B shares into Class A shares in the ratio set out in Article 6.1 by means of a written request addressed to the Management Board. Such a request must be duly signed by an authorised representative of the relevant holder of Class B shares and must include:
a. a specification of the number of Class B shares to which the request pertains;
b. representations by the holder of Class B shares concerned that:
i. the Class B shares to which the request pertains are not encumbered with any usufruct, pledge or other encumbrance;
ii. no depository receipts or other derivative financial instruments have been issued for the Class B shares to which the request pertains; and
iii. the holder of Class B shares concerned has full power to dispose over its assets and is authorised to perform the acts described in Article 6.3;
c. an irrevocable undertaking in favour of the Company by the holder of Class B shares concerned:
i. to take no action (and not to omit taking any action) which would render the representations referred to in paragraph b. above untrue or incorrect upon the performance of the acts described in Article 6.3; and
ii. to indemnify the Company and hold the Company harmless against any financial losses or damages incurred by the Company and any expense reasonably paid or incurred by the Company in connection with any threatened, pending or completed suit, claim, action or legal proceedings of a civil, criminal, administrative or other nature, formal or informal, in which the Company becomes involved as a result of the conversion so requested, in each case to the extent permitted by applicable law and except to the extent that a competent court or arbitral tribunal has established that such financial losses, damages, expenses, suit, claim, action or legal proceedings arose or were initiated as a result of actions or omissions by the Company which are considered to constitute malice, gross negligence or intentional recklessness attributable to the Company; and
d. an irrevocable and unconditional power of attorney granted by the relevant holder of Class B shares to the Company, with full power of substitution and governed by Dutch law, to perform the acts described in Article 6.3 on behalf of such holder of Class B shares.
6.3 Subject to Article 6.4, upon receipt of a request referred to in Article 6.2:
a. the Management Board shall resolve to convert the number of Class B shares specified in the request into Class A shares in the ratio set out in Article 6.1, effective immediately; and
b. promptly following the conversion referred to in paragraph a. above, the shareholder who made such request shall transfer nine out of every ten Class A shares into which his Class B shares were converted pursuant to the resolution referred to in paragraph a. above to the Company for no consideration and the Company shall accept such Class A shares.
6.4 Neither the Management Board nor the Company is required to effect a conversion of Class B shares:
a. if the request referred to in Article 6.2 does not comply with the specifications and requirements set out in Article 6.2 or if the Management Board reasonably believes that the information included in such request is untrue or incorrect; or
b. to the extent that the Company would not be permitted under applicable law to acquire the relevant number of Class A shares as described in Article 6.3 paragraph b. in connection with such conversion.

SHARES - ISSUE
Article 7
7.1 Shares can be issued pursuant to a resolution of the General Meeting or of another body authorised by the General Meeting for this purpose for a specified period not exceeding five years. When granting such authorisation, the number of shares that may be issued must be specified. The authorisation may be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorisation, the authorisation cannot be revoked. For as long as and to the extent that another body has been authorised to resolve to issue shares, the General Meeting shall not have this authority.
7.2 In order for a resolution of the General Meeting on an issuance or an authorisation as referred to in Article 7.1 to be valid, a prior or simultaneous approval shall be required from each Class Meeting of shares whose rights are prejudiced by the issuance.
7.3 The preceding provisions of this Article 7 apply mutatis mutandis to the granting of rights to subscribe for shares, but do not apply in respect of issuing shares to a party exercising a previously acquired right to subscribe for shares.
7.4 The Company may not subscribe for shares in its own capital.

SHARES - PRE-EMPTION RIGHTS
Article 8
8.1 Upon an issue of shares, each holder of Class A shares and each holder of Class B shares shall have a pre-emption right in proportion to the aggregate nominal value of his Class A shares and his Class B shares.
8.2 In deviation of Article 8.1, shareholders do not have pre-emption rights in respect of:
a. shares issued against non-cash contribution; or
b. shares issued to employees of the Company or of a Group Company.
8.3 The Company shall announce an issue with pre-emption rights and the period during which those rights can be exercised in the State Gazette and in a daily newspaper with national distribution, unless all shares are registered shares and the announcement is sent in writing to all shareholders at the addresses submitted by them.
8.4 Pre-emption rights may be exercised for a period of at least two weeks after the date of announcement in the State Gazette or after the announcement was sent to the shareholders.
8.5 Pre-emption rights may be limited or excluded by a resolution of the General Meeting or of the body authorised as referred to in Article 7.1, if that body was authorised by the General Meeting for this purpose for a specified period not exceeding five years. The authorisation may be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorisation, the authorisation cannot be revoked. For as long as and to the extent that another body has been authorised to resolve to limit or exclude pre-emption rights, the General Meeting shall not have this authority.
8.6 A resolution of the General Meeting to limit or exclude pre-emption rights, or to grant an authorisation as referred to in Article 8.5, shall require a majority of at least two thirds of the votes cast if less than half of the issued share capital is represented at the General Meeting.
8.7 The preceding provisions of this Article 8 apply mutatis mutandis to the granting of rights to subscribe for shares, but do not apply in respect of issuing shares to a party exercising a previously acquired right to subscribe for shares.

SHARES - PAYMENT
Article 9
9.1 Without prejudice to Section 2:80(2) DCC, the nominal value of a share and, if the share is subscribed for at a higher price, the difference between these amounts must be paid up upon subscription for that share.
9.2 Shares must be paid up in cash, except to the extent that payment by means of a contribution in another form has been agreed.
9.3 Payment in a currency other than the euro may only be made with the Company's consent. Where such a payment is made, the payment obligation is satisfied for the amount in euro for which the paid amount can be freely exchanged. Without prejudice to the last sentence of Section 2:80a(3) DCC, the date of the payment determines the exchange rate.

SHARES - FINANCIAL ASSISTANCE
Article 10

10.1 The Company may not provide security, give a price guarantee, warrant performance in any other way or commit itself jointly and severally or otherwise with or for others with a view to the subscription for or acquisition of shares or depository receipts for shares in its capital by others. This prohibition applies equally to Subsidiaries.
10.2 The Company and its Subsidiaries may not provide loans with a view to the subscription for or acquisition of shares or depository receipts for shares in the Company's capital by others, unless the Management Board resolves to do so and Section 2:98c DCC is observed.
10.3 The preceding provisions of this Article 10 do not apply if shares or depository receipts for shares are subscribed for or acquired by or for employees of the Company or of a Group Company.

SHARES - ACQUISITION OF OWN SHARES
Article 11
11.1 The acquisition by the Company of shares in its own capital which have not been fully paid up shall be null and void.
11.2 The Company may only acquire fully paid up shares in its own capital for no consideration or if and to the extent that the General Meeting has authorised the Management Board, subject to the approval of the Supervisory Board, for this purpose and all other relevant statutory requirements of Section 2:98 DCC are observed.
11.3 An authorisation as referred to in Article 11.2 remains valid for no longer than eighteen months. When granting such authorisation, the General Meeting shall determine the number of shares that may be acquired, how they may be acquired and within which range the acquisition price must be. An authorisation shall not be required for the Company to acquire Class A shares in its own capital in order to transfer them to employees of the Company or of a Group Company pursuant to an arrangement applicable to them, provided that these Class A shares are included on the price list of a stock exchange.
11.4 Without prejudice to Articles 11.1 through 11.3, the Company may acquire shares in its own capital for cash consideration or for consideration satisfied in the form of assets. In the case of a consideration being satisfied in the form of assets, the value thereof, as determined by the Management Board, must be within the range stipulated by the General Meeting as referred to in Article 11.3.
11.5 The previous provisions of this Article 11 do not apply to shares acquired by the Company under universal title of succession.
11.6 In this Article 11, references to shares include depository receipts for shares.

SHARES - REDUCTION OF ISSUED SHARE CAPITAL
Article 12
12.1 The General Meeting can resolve to reduce the Company's issued share capital by cancelling shares or by reducing the nominal value of shares by virtue of an amendment to these articles of association. The resolution must designate the shares to which the resolution relates and it must provide for the implementation of the resolution.
12.2 A resolution to cancel shares may only relate to shares held by the Company itself or in respect of which the Company holds the depository receipts.
12.3 A resolution to reduce the Company's issued share capital, shall require a prior or simultaneous approval from each Class Meeting of shares whose rights are prejudiced.
12.4 A resolution of the General Meeting to reduce the Company's issued share capital shall require a majority of at least two thirds of the votes cast if less than half of the issued share capital is represented at the General Meeting. The previous sentence applies mutatis mutandis to a resolution as referred to in Article 12.3.

SHARES - ISSUE AND TRANSFER REQUIREMENTS
Article 13
13.1 Except as otherwise provided or allowed by Dutch law, the issue or transfer of a share shall require a deed to that effect and, in the case of a transfer and unless the Company itself is a party to the transaction, acknowledgement of the transfer by the Company.
13.2 The acknowledgement shall be set out in the deed or shall be made in such other manner as prescribed by law.

13.3 For as long as shares are admitted to trading on the New York Stock Exchange, the NASDAQ Stock Market or on any other regulated stock exchange operating in the United States of America, the laws of the State of New York shall apply to the property law aspects of such shares to the extent they are recorded in the register administered by the relevant transfer agent.

SHARES - USUFRUCT AND PLEDGE
Article 14
14.1 Shares can be encumbered with a usufruct or pledge.
14.2 The voting rights attached to a share which is subject to a usufruct or pledge vest in the shareholder concerned.
14.3 In deviation of Article 14.2, the holder of a usufruct or pledge on shares shall have the voting rights attached thereto if this was provided when the usufruct or pledge was created.
14.4 Usufructuaries and pledgees without voting rights shall not have Meeting Rights.

MANAGEMENT BOARD - COMPOSITION
Article 15
15.1 The Company has a Management Board consisting of one or more Managing Directors. The Management Board shall be composed of individuals.
15.2 The Supervisory Board shall determine the number of Managing Directors.
15.3 The Supervisory Board may elect a Managing Director to be the CEO and another Managing Director to be the CFO, subject to the terms of the Management Board Rules. The Supervisory Board may revoke the title of CEO or CFO, subject to the terms of the Management Board Rules, provided that the Managing Director concerned shall subsequently continue his term of office as a Managing Director without having the title of CEO or CFO, respectively.
15.4 If a Managing Director is absent or incapacitated, the other Managing Director(s) shall be charged with the management of the Company. If all, or all but one, of the Managing Directors are absent or incapacitated, the Supervisory Board may designate one or more persons (who may, but do not necessarily need to be, Supervisory Directors) to be temporarily entrusted with the management of the Company and, in case there is one remaining Managing Director, who shall temporarily aid such sole Managing Director in the management of the Company.
15.5 A Managing Director shall be considered to be unable to act within the meaning of Article 15.4:
a. in a period during which the Company has not been able to contact him (including as a result of illness), provided that such period lasted longer than five consecutive days (or such other period as determined by the Supervisory Board on the basis of the facts and circumstances at hand);
b. during his suspension; or
c. in the deliberations and decision-making of the Management Board on matters in relation to which he has declared to have, or in relation to which the Supervisory Board has established that he has, a conflict of interests as described in Article 18.6.

MANAGEMENT BOARD - APPOINTMENT, SUSPENSION AND DISMISSAL
Article 16
16.1 The General Meeting shall appoint the Managing Directors and may at any time suspend or dismiss any Managing Director. In addition, the Supervisory Board may at any time suspend a Managing Director. A suspension by the Supervisory Board can at any time be lifted by the General Meeting.
16.2 The General Meeting can only appoint Managing Directors upon a nomination by the Supervisory Board. The General Meeting may at any time resolve to render such nomination to be non-binding by a majority of at least two thirds of the votes cast representing more than half of the issued share capital. If a nomination is rendered non-binding, a new nomination shall be made by the Supervisory Board. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate, unless the nomination is rendered non-binding. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.
16.3 At a General Meeting, a resolution to appoint a Managing Director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that General Meeting or the explanatory notes thereto.

16.4 A resolution of the General Meeting to suspend or dismiss a Managing Director shall require a majority of at least two thirds of the votes cast representing more than half of the issued share capital, unless the resolution is passed at the proposal of the Supervisory Board. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.
16.5 If a Managing Director is suspended and the General Meeting does not resolve to dismiss him within three months from the date of such suspension, the suspension shall lapse.

MANAGEMENT BOARD - DUTIES AND ORGANISATION
Article 17
17.1 The Management Board is charged with the management of the Company, subject to the restrictions contained in these articles of association. In performing their duties, Managing Directors shall be guided by the interests of the Company and of the business connected with it.
17.2 The Management Board shall draw up Management Board Rules concerning its organisation, decision-making and other internal matters, with due observance of these articles of association. In performing their duties, the Managing Directors shall act in compliance with the Management Board Rules. A resolution of the Management Board to draw up or amend the Management Board Rules shall be subject to the approval of the Supervisory Board.
17.3 The Management Board may, subject to the approval of the Supervisory Board, perform the legal acts referred to in Section 2:94(1) DCC without the prior approval of the General Meeting.

MANAGEMENT BOARD - DECISION-MAKING
Article 18
18.1 Without prejudice to Article 18.5, each Managing Director may cast one vote in the decision-making of the Management Board.
18.2 A Managing Director can only be represented by another Managing Director holding a written proxy for the purpose of the deliberations and the decision-making of the Management Board to the extent allowed under the Management Board Rules.
18.3 Resolutions of the Management Board shall be passed, irrespective of whether this occurs at a meeting or otherwise, by Simple Majority unless the Management Board Rules provide differently.
18.4 Invalid votes, blank votes and abstentions shall not be counted as votes cast. Managing Directors who casted an invalid or blank vote or who abstained from voting shall be taken into account when determining the number of Managing Directors who are present or represented at a meeting of the Management Board.
18.5 Where there is a tie in any vote of the Management Board, the CEO shall have a casting vote, provided that a CEO has been appointed and there are at least three Managing Directors in office. Otherwise, the relevant resolution shall not have been passed in case of a tied vote.
18.6 A Managing Director shall not participate in the deliberations and decision-making of the Management Board on a matter in relation to which he has a direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it. If, as a result thereof, no resolution can be passed by the Management Board, the resolution shall be passed by the Supervisory Board. A conflict of interests as described in this Article 18.6 shall not be considered to exist by reason only of a Managing Director's affiliation with a direct or indirect shareholder of the Company.
18.7 Subject to the provisions of the Management Board Rules, meetings of the Management Board can be held through audio-communication facilities, unless a Managing Director objects thereto.
18.8 Subject to the provisions of the Management Board Rules, resolutions of the Management Board may, instead of at a meeting, be passed in writing, provided that all Managing Directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles 18.1 through 18.6 apply mutatis mutandis.
18.9 The approval of the Supervisory Board is required for resolutions of the Management Board concerning the matters specified in these articles of association and/or in the Management Board Rules from time to time.
18.10 The approval of the General Meeting is required for resolutions of the Management Board concerning a material change to the identity or the character of the Company or the business, including in any event:
a. transferring the business or materially all of the business to a third party;

b. entering into or terminating a long-lasting alliance of the Company or of a Subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or general partnership, if this alliance or termination is of significant importance for the Company; and
c. acquiring or disposing of an interest in the capital of a company by the Company or by a Subsidiary with a value of at least one third of the value of the assets, according to the balance sheet with explanatory notes or, if the Company prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in the Company's most recently adopted annual accounts.
18.11 The absence of the approval of the Supervisory Board or the General Meeting of a resolution as referred to in Articles 18.9 or 18.10, respectively, shall result in the relevant resolution being null and void pursuant to Section 2:14(1) DCC but shall not affect the powers of representation of the Management Board or of the Managing Directors.

MANAGEMENT BOARD - COMPENSATION
Article 19
19.1 The General Meeting shall determine the Company's policy concerning the compensation of the Management Board with due observance of the relevant statutory requirements.
19.2 The compensation of Managing Directors shall be determined by the Supervisory Board with due observance of the policy referred to in Article 19.1.
19.3 The Supervisory Board shall submit proposals concerning compensation arrangements in the form of shares or rights to subscribe for shares to the General Meeting for approval. This proposal must at least include the number of shares or rights to subscribe for shares that may be awarded to the Management Board and which criteria apply for such awards or changes thereto. The absence of the approval of the General Meeting shall not affect the powers of representation.

MANAGEMENT BOARD - REPRESENTATION
Article 20
20.1 The Management Board is entitled to represent the Company.
20.2 The power to represent the Company also vests in each Managing Director individually.
20.3 The Company may also be represented by the holder of a power of attorney to that effect, subject to the provisions of the Management Board Rules. If the Company grants a power of attorney to an individual, the Management Board may grant an appropriate title to such person.

SUPERVISORY BOARD - COMPOSITION
Article 21
21.1 The Company has a Supervisory Board consisting of one or more Supervisory Directors. The Supervisory Board shall be composed of individuals.
21.2 The Supervisory Board shall determine the number of Supervisory Directors.
21.3 The Supervisory Board shall elect a Supervisory Director to be the Chairman. The Supervisory Board may dismiss the Chairman, provided that the Supervisory Director so dismissed shall subsequently continue his term of office as a Supervisory Director without having the title of Chairman.
21.4 Where a Supervisory Director is no longer in office or is unable to act, he may be replaced temporarily by a person whom the Supervisory Board has designated for that purpose and, until then, the other Supervisory Director(s) shall be charged with the supervision of the Company. Where all Supervisory Directors are no longer in office or are unable to act, the supervision of the Company shall be attributed to the former Supervisory Director who most recently ceased to hold office as the Chairman, provided that he is willing and able to accept that position. If such former Supervisory Director is not willing and able to accept that position, the General Meeting shall designate one or more persons to be charged with the supervision of the Company. The person(s) charged with the supervision of the Company pursuant to the previous two sentences shall cease to hold that position when the General Meeting has appointed one or more persons as Supervisory Director(s). Article 15.5 in conjunction with Article 24.6 applies mutatis mutandis.

SUPERVISORY BOARD - APPOINTMENT, SUSPENSION AND DISMISSAL
Article 22
22.1 The General Meeting shall appoint the Supervisory Directors and may at any time suspend or dismiss any Supervisory Director.
22.2 The General Meeting can only appoint a Supervisory Director upon a nomination by the Supervisory Board. The General Meeting may at any time resolve to render such nomination to be non-binding by a majority of at least two thirds of the votes cast representing more than half of the issued share capital. If a nomination is rendered non-binding, a new nomination shall be made by the Supervisory Board. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.
22.3 Upon the making of a nomination for the appointment of a Supervisory Director, the following information shall be provided with respect to the candidate:
a. his age and profession;
b. the aggregate nominal value of the shares held by him in the Company's capital;
c. his present and past positions, to the extent that these are relevant for the performance of the tasks of a Supervisory Director;
d. the names of any entities of which he is already a supervisory director or a non-executive director; if these include entities that form part of the same group, a specification of the group's name shall suffice.
The nomination must be supported by reasons. In the case of a reappointment, the manner in which the candidate has fulfilled his duties as a Supervisory Director shall be taken into account.
22.4 At a General Meeting, a resolution to appoint a Supervisory Director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that General Meeting or the explanatory notes thereto.
22.5 A resolution of the General Meeting to suspend or dismiss a Supervisory Director shall require a majority of at least two thirds of the votes cast representing more than half of the issued share capital, unless the resolution is passed at the proposal of the Supervisory Board. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.
22.6 If a Supervisory Director is suspended and the General Meeting does not resolve to dismiss him within three months from the date of such suspension, the suspension shall lapse.

SUPERVISORY BOARD - DUTIES AND ORGANISATION
Article 23
23.1 The Supervisory Board is charged with the supervision of the policy of the Management Board and the general course of affairs of the Company and of the business connected with it. The Supervisory Board shall provide the Management Board with advice. In performing their duties, Supervisory Directors shall be guided by the interests of the Company and of the business connected with it.
23.2 The Management Board shall provide the Supervisory Board with the information necessary for the performance of its tasks in a timely fashion. At least once a year, the Management Board shall inform the Supervisory Board in writing of the main features of the strategic policy, the general and financial risks and the administration and control system of the Company.
23.3 The Supervisory Board shall draw up Supervisory Board Rules concerning its organisation, decision-making and other internal matters, with due observance of these articles of association. In performing their duties, the Supervisory Directors shall act in compliance with the Supervisory Board Rules.
23.4 The Supervisory Board shall establish the committees which the Company is required to have and otherwise such committees as are deemed to be appropriate by the Supervisory Board. The Supervisory Board shall draw up (and/or include in the Supervisory Board Rules) rules concerning the organisation, decision-making and other internal matters of its committees.

SUPERVISORY BOARD - DECISION-MAKING
Article 24
24.1 Without prejudice to Article 24.5, each Supervisory Director may cast one vote in the decision-making of the Supervisory Board.

24.2 A Supervisory Director can only be represented by another Supervisory Director holding a written proxy for the purpose of the deliberations and the decision-making of the Supervisory Board to the extent allowed under the Supervisory Board Rules.
24.3 Resolutions of the Supervisory Board shall be passed, irrespective of whether this occurs at a meeting or otherwise, by Simple Majority unless the Supervisory Board Rules provide differently.
24.4 Invalid votes, blank votes and abstentions shall not be counted as votes cast. Supervisory Directors who casted an invalid or blank vote or who abstained from voting shall be taken into account when determining the number of Supervisory Directors who are present or represented at a meeting of the Supervisory Board.
24.5 Where there is a tie in any vote of the Supervisory Board, the Chairman shall have a casting vote, provided that there are at least three Supervisory Directors in office. Otherwise, the relevant resolution shall not have been passed in case of a tied vote.
24.6 A Supervisory Director shall not participate in the deliberations and decision-making of the Supervisory Board on a matter in relation to which he has a direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it. If, as a result thereof, no resolution can be passed by the Supervisory Board, the resolution may nevertheless be passed by the Supervisory Board as if none of the Supervisory Directors has a conflict of interests as described in the previous sentence. A conflict of interests as described in this Article 24.6 shall not be considered to exist by reason only of a Supervisory Director's affiliation with a direct or indirect shareholder of the Company.
24.7 Subject to the provisions of the Supervisory Board Rules, meetings of the Supervisory Board can be held through audio-communication facilities, unless a Supervisory Director objects thereto.
24.8 Subject to the provisions of the Supervisory Board Rules, resolutions of the Supervisory Board may, instead of at a meeting, be passed in writing, provided that all Supervisory Directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles 24.1 through 24.6 apply mutatis mutandis.

SUPERVISORY BOARD - COMPENSATION
Article 25
The General Meeting may grant a compensation to the Supervisory Directors.

INDEMNITY
Article 26
26.1 The Company shall indemnify and hold harmless each of its Indemnified Officers against:
a. the reasonable costs of conducting a defence against a claim based on acts or failures to act in the exercise of their statutory duties or any other duties currently or previously performed by them at the request of the Company or any Group Company;
b. any damages, fines or other financial losses incurred by such Indemnified Officer as a result of an act or failure to act as referred to in paragraph a. above; and
c. any expense reasonably paid or incurred by such Indemnified Officer in connection with any threatened, pending or completed suit, claim, action or legal proceedings of a civil, criminal, administrative or other nature, formal or informal, in which he becomes involved, with the exception of proceedings primarily aimed at pursuing a claim on such Indemnified Officer's own behalf, in each case to the extent this relates to his current or former position with the Company and/or a Group Company and in each case to the extent permitted by applicable law.
26.2 No indemnification shall be given to an Indemnified Officer under these articles of association:
a. if a competent court or arbitral tribunal has established in a final and conclusive decision that the act or failure to act of such Indemnified Officer that led to the financial losses, fines, damages, expenses, suit, claim, action or legal proceedings as described in Article 26.1 can be characterised as wilful, intentionally reckless or seriously culpable conduct attributable to such Indemnified Officer, unless Dutch law provides otherwise or if this would, in view of the circumstances of the case at hand, be unacceptable according to standards of reasonableness and fairness;

b. to the extent that his financial losses, fines, damages and expenses are covered under an insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, fines, damages and expenses (or has irrevocably undertaken to do so); or
c. in relation to proceedings brought by such Indemnified Officer against the Company, except for proceedings brought to enforce indemnification to which he is entitled pursuant to these articles of association or an agreement between such Indemnified Officer and the Company which has been approved by the Management Board.
26.3 The Management Board may stipulate additional terms, conditions and restrictions in relation to the indemnification referred to in Article 26.1.

GENERAL MEETING - CONVENING AND HOLDING MEETINGS
Article 27
27.1 Annually, at least one General Meeting shall be held. This annual General Meeting shall be held within six months after the end of the Company's financial year.
27.2 A General Meeting shall also be held:
a. within three months after the Management Board has considered it to be likely that the Company's equity has decreased to an amount equal to or lower than half of its paid up and called up capital, in order to discuss the measures to be taken if so required; and
b. whenever the Management Board or the Supervisory Board so decides.
27.3 General Meetings must be held in the place where the Company has its corporate seat or in Arnhem, Assen, Haarlem, The Hague, 's-Hertogenbosch, Groningen, Leeuwarden, Lelystad, Maastricht, Middelburg, Rotterdam, Schiphol (Haarlemmermeer), Utrecht or Zwolle.
27.4 If the Management Board and the Supervisory Board have failed to ensure that a General Meeting as referred to in Articles 27.1 or 27.2 paragraph a. is held, each Person with Meeting Rights may be authorised by the court in preliminary relief proceedings to do so.
27.5 One or more Persons with Meeting Rights who collectively represent at least the part of the Company's issued share capital prescribed by law for this purpose may request the Management Board and the Supervisory Board in writing to convene a General Meeting, setting out in detail the matters to be discussed. If neither the Management Board nor the Supervisory Board (each in that case being equally authorised for this purpose) has taken the steps necessary to ensure that the General Meeting could be held within the relevant statutory period after the request, the requesting Person(s) with Meeting Rights may be authorised, at his/their request, by the court in preliminary relief proceedings to convene a General Meeting.
27.6 Any matter of which the discussion has been requested in writing by one or more Persons with Meeting Rights who, individually or collectively, represent at least the part of the Company's issued share capital prescribed by law for this purpose shall be included in the convening notice or announced in the same manner, if the Company has received the substantiated request or a proposal for a resolution no later than on the sixtieth day prior to that of the General Meeting.
27.7 A General Meeting must be convened with due observance of the relevant statutory minimum convening period.
27.8 All Persons with Meeting Rights must be convened for the General Meeting in accordance with applicable law. The holders of registered shares may be convened for the General Meeting by means of convening letters sent to the addresses of those shareholders in accordance with Article 5.6. The previous sentence does not prejudice the possibility of sending a convening notice by electronic means in accordance with Section 2:113(4) DCC.

GENERAL MEETING - PROCEDURAL RULES
Article 28
28.1 The General Meeting shall be chaired by one of the following individuals, taking into account the following order of priority:
a. by the Chairman, if there is a Chairman and he is present at the General Meeting;
b. by another Supervisory Director who is chosen by the Supervisory Directors present at the General Meeting from their midst;
c. by the CEO, if there is a CEO and he is present at the General Meeting;

d. by another Managing Director who is chosen by the Managing Directors present at the General Meeting from their midst; or
e. by another person appointed by the General Meeting.
The person who should chair the General Meeting pursuant to paragraphs a. through e. may appoint another person to chair the General Meeting instead of him.
28.2 The chairman of the General Meeting shall appoint another person present at the General Meeting to act as secretary and to minute the proceedings at the General Meeting. Where an official report of the proceedings is drawn up by a civil law notary, no minutes need to be prepared. Any Managing Director and Supervisory Director may instruct a civil law notary to draw up such an official report at the Company's expense.
28.3 The chairman of the General Meeting shall decide on the admittance to the General Meeting of persons other than:
a. the persons who have Meeting Rights at that General Meeting, or their proxyholders; and
b. those who have a statutory right to attend that General Meeting on other grounds.
28.4 The holder of a written proxy from a Person with Meeting Rights who is entitled to attend a General Meeting shall only be admitted to that General Meeting if the proxy is determined to be acceptable by the chairman of that General Meeting.
28.5 The Company may direct that any person, before being admitted to a General Meeting, identifies himself by means of a valid passport or driver's license and/or should be submitted to such security arrangements as the Company may consider to be appropriate under the given circumstances. Persons who do not comply with these requirements may be refused entry to the General Meeting.
28.6 The chairman of the General Meeting has the right to eject any person from the General Meeting if he considers that person to disrupt the orderly proceedings at the General Meeting.
28.7 The General Meeting shall be conducted in the language reasonably determined by the chairman of the General Meeting.
28.8 The chairman of the General Meeting may limit the amount of time that persons present at the General Meeting are allowed to take in addressing the General Meeting and the number of questions they are allowed to raise, with a view to safeguarding the orderly proceedings at the General Meeting. The chairman of the General Meeting may also adjourn the meeting if he considers that this shall safeguard the orderly proceedings at the General Meeting.

GENERAL MEETING - EXERCISE OF MEETING AND VOTING RIGHTS
Article 29
29.1 Each Person with Meeting Rights has the right to attend, address and, if applicable, vote at General Meetings, whether in person or represented by the holder of a written proxy. Holders of fractional shares of a certain class (if any) together constituting the nominal value of a share of that class shall exercise these rights collectively, whether through one of them or through the holder of a written proxy.
29.2 The Management Board may decide that each Person with Meeting Rights is entitled, whether in person or represented by the holder of a written proxy, to participate in, address and, if applicable, vote at the General Meeting by electronic means of communication. For the purpose of applying the preceding sentence it must be possible, by electronic means of communication, for the Person with Meeting Rights to be identified, to observe in real time the proceedings at the General Meeting and, if applicable, to vote. The Management Board may impose conditions on the use of the electronic means of communication, provided that these conditions are reasonable and necessary for the identification of the Person with Meeting Rights and the reliability and security of the communication. Such conditions must be announced in the convening notice.
29.3 The Management Board can also decide that votes cast through electronic means of communication or by means of a letter prior to the General Meeting are considered to be votes that are cast during the General Meeting. These votes shall not be cast prior to the Registration Date.
29.4 For the purpose of Articles 29.1 through 29.3, those who have voting rights and/or Meeting Rights on the Registration Date and are recorded as such in a register designated by the Management Board shall be considered to have those rights, irrespective of whoever is entitled to the shares or depository receipts at the time of the General Meeting. Subject to mandatory Dutch law, the Management Board is free to determine, when convening a General Meeting, whether the previous sentence applies.
29.5 Each Person with Meeting Rights must notify the Company in writing of his identity and his intention to attend the General Meeting. This notice must be received by the Company ultimately on the seventh day prior to the General Meeting, unless indicated otherwise when such General Meeting is convened. Persons with Meeting Rights that have not complied with this requirement may be refused entry to the General Meeting. When a General Meeting is convened the Management Board may stipulate not to apply the previous provisions of this Article 29.5 in respect of the exercise of Meeting Rights and/or voting rights attached to Class B shares at such General Meeting.

GENERAL MEETING - DECISION-MAKING
Article 30
30.1 Each Class A share shall give the right to cast one vote at the General Meeting. Each Class B share shall give the right to cast ten votes at the General Meeting. Fractional shares of a certain class, if any, collectively constituting the nominal value of a share of that class shall be considered to be equivalent to such a share.
30.2 No vote may be cast at a General Meeting in respect of a share belonging to the Company or a Subsidiary or in respect of a share for which any of them holds the depository receipts. Usufructuaries and pledgees of shares belonging to the Company or its Subsidiaries are not, however, precluded from exercising their voting rights if the usufruct or pledge was created before the relevant share belonged to the Company or a Subsidiary. Neither the Company nor a Subsidiary may vote shares in respect of which it holds a usufruct or a pledge.
30.3 Unless a greater majority is required by law or by these articles of association, all resolutions of the General Meeting shall be passed by Simple Majority.
30.4 Invalid votes, blank votes and abstentions shall not be counted as votes cast. Shares in respect of which an invalid or blank vote has been cast and shares in respect of which an abstention has been made shall be taken into account when determining the part of the issued share capital that is represented at a General Meeting.
30.5 Where there is a tie in any vote of the General Meeting, the relevant resolution shall not have been passed.
30.6 The chairman of the General Meeting shall decide on the method of voting and the voting procedure at the General Meeting.
30.7 The determination during the General Meeting made by the chairman of that General Meeting with regard to the results of a vote shall be decisive. If the accuracy of the chairman's determination is contested immediately after it has been made, a new vote shall take place if the majority of the General Meeting so requires or, where the original vote did not take place by response to a roll call or in writing, if any party with voting rights who is present so requires. The legal consequences of the original vote shall lapse as a result of the new vote.
30.8 The Management Board shall keep a record of the resolutions passed. The record shall be available at the Company's office for inspection by Persons with Meeting Rights. Each of them shall, upon request, be provided with a copy of or extract from the record, at no more than the cost price.
30.9 The Managing Directors and Supervisory Directors shall, in that capacity, have an advisory vote at the General Meetings.

GENERAL MEETING - SPECIAL RESOLUTIONS
Article 31
31.1 The following resolutions can only be passed by the General Meeting at the proposal of the Management Board, subject to the approval of the Supervisory Board:
a. the issue of shares or the granting of rights to subscribe for shares;
b. the limitation or exclusion of pre-emption rights;
c. the designation or granting of an authorisation as referred to in Articles 7.1, 8.5 and 11.2, respectively;
d. the reduction of the Company's issued share capital;
e. the making of a distribution from the Company's profits or reserves on the Class A shares or on the Class B shares;
f. the making of a distribution in the form of shares in the Company's capital or in the form of assets, instead of in cash;
g. the amendment of these articles of association;
h. the entering into of a merger or demerger;

i. the instruction of the Management Board to apply for the Company's bankruptcy; and
j. the Company's dissolution.
31.2 For purposes of Article 31.1, a resolution shall not be considered to have been proposed by the Management Board if such resolution has been included in the convening notice or announced in the same manner by or at the request of one or more Persons with Meeting Rights pursuant to Articles 27.5 and/or 27.6, unless the Management Board has expressly indicated its support of such resolution in the agenda of the General Meeting concerned or in the explanatory notes thereto.

CLASS MEETINGS
Article 32
32.1 A Class Meeting shall be held whenever a resolution of that Class Meeting is required by Dutch law or under these articles of association and otherwise whenever the Management Board or the Supervisory Board so decides.
32.2 Without prejudice to Article 32.1, for Class Meetings, the provisions concerning the convening of, drawing up of the agenda for, holding of and decision-making by the General Meeting apply mutatis mutandis.
32.3 For as long as Class B shares are not admitted to trading on a stock exchange, the following shall apply in relation to Class Meetings of Class B shares (notwithstanding Article 32.2):
a. Articles 27.3, 27.8, 28.3 and 30 apply mutatis mutandis;
b. a Class Meeting must be convened no later than on the eighth day prior to that of the meeting;
c. a Class Meeting shall appoint its own chairman;
d. where the rules laid down by these articles of association in relation to the convening, location of or drawing up of the agenda for a Class Meeting have not been complied with, legally valid resolutions may still be passed by that Class Meeting by a unanimous vote at a meeting at which all shares of the relevant class are represented; and
e. holders of Class B shares may pass resolutions in writing instead of at a meeting by a unanimous vote of all shareholders concerned; the votes may be cast electronically.

REPORTING - FINANCIAL YEAR, ANNUAL ACCOUNTS AND MANAGEMENT REPORT
Article 33
33.1 The Company's financial year shall coincide with the calendar year.
33.2 Annually, within the relevant statutory period, the Management Board shall prepare the annual accounts and the management report and deposit them at the Company's office for inspection by the shareholders.
33.3 The annual accounts shall be signed by the Managing Directors and the Supervisory Directors. If any of their signatures is missing, this shall be mentioned, stating the reasons.
33.4 The Company shall ensure that the annual accounts, the management report and the particulars to be added pursuant to Section 2:392(1) DCC shall be available at its offices as from the convening of the General Meeting at which they are to be discussed. The Persons with Meeting Rights are entitled to inspect such documents at that location and to obtain a copy at no cost.
33.5 The annual accounts shall be adopted by the General Meeting.

REPORTING - AUDIT
Article 34
34.1 The General Meeting shall instruct an auditor as referred to in Section 2:393 DCC to audit the annual accounts. Where the General Meeting fails to do so, the Supervisory Board shall be authorised, failing which the Management Board shall be authorised.
34.2 The instruction may be revoked by the General Meeting and by the body that has granted the instruction; the instruction granted by the Management Board can also be revoked by the Supervisory Board. The instruction can only be revoked for well-founded reasons; a difference of opinion regarding the reporting or auditing methods shall not constitute such a reason.

DISTRIBUTIONS - GENERAL
Article 35
35.1 A distribution can only be made to the extent that the Company's equity exceeds the amount of the paid up and called up part of its capital plus the reserves which must be maintained by law.
35.2 The Management Board may, subject to the approval of the Supervisory Board, resolve to make interim distributions, provided that it appears from interim accounts to be prepared in accordance with Section 2:105(4) DCC that the requirement referred to in Article 35.1 has been met.
35.3 Distributions shall be made in proportion to the aggregate number of shares held, irrespective of the nominal value of such shares.
35.4 The parties entitled to a distribution shall be the relevant shareholders, usufructuaries and pledgees, as the case may be, at a date to be determined by the Management Board for that purpose, subject to the approval of the Supervisory Board. This date shall not be earlier than the date on which the distribution was announced.
35.5 The General Meeting may resolve, subject to Article 31, that all or part of such distribution, instead of being made in cash, shall be made in the form of shares in the Company's capital or in the form of the Company's assets.
35.6 A distribution shall be payable on such date and, if it concerns a distribution in cash, in such currency as determined by the Management Board, subject to the approval of the Supervisory Board. If it concerns a distribution in the form of the Company's assets, the Management Board shall determine the value attributed to such distribution for purposes of recording the distribution in the Company's accounts with due observance of applicable law (including the applicable accounting principles), subject to the approval of the Supervisory Board.
35.7 A claim for payment of a distribution shall lapse after five years have expired after the distribution became payable.
35.8 For the purpose of calculating the amount or allocation of any distribution, shares held by the Company in its own capital shall not be taken into account. No distribution shall be made to the Company in respect of shares held by it in its own capital.

DISTRIBUTIONS - RESERVES
Article 36
36.1 All reserves maintained by the Company shall be attached to the Class A shares and the Class B shares as if they are shares of the same class.
36.2 Subject to Article 31, the General Meeting is authorised to resolve to make a distribution from the Company's reserves.
36.3 Without prejudice to Article 36.4, distributions from a reserve shall be made on the Class A shares and the Class B shares as if they are shares of the same class.
36.4 Subject to the approval of the Supervisory Board, the Management Board may resolve to charge amounts to be paid up on shares against the Company's reserves, irrespective of whether those shares are issued to existing shareholders.

DISTRIBUTIONS - PROFITS
Article 37
37.1 Subject to Article 35.1, the profits shown in the Company's annual accounts in respect of a financial year shall be appropriated as follows, and in the following order of priority:
a. subject to the approval of the Supervisory Board, the Management Board shall determine which part of the profits shall be added to the Company's reserves; and
b. subject to Article 31, the remaining profits shall be at the disposal of the General Meeting for distribution on the Class A shares and the Class B shares as if they are shares of the same class.
37.2 Without prejudice to Article 35.1, a distribution of profits shall be made after the adoption of the annual accounts that show that such distribution is allowed.

DISSOLUTION AND LIQUIDATION

Article 38
38.1 In the event of the Company being dissolved, the liquidation shall be effected by the Management Board under the supervision of the Supervisory Board, unless the General Meeting decides otherwise.
38.2 To the extent possible, these articles of association shall remain in effect during the liquidation.
38.3 To the extent that any assets remain after payment of all of the Company's debts, those assets shall be distributed to the holders of Class A shares and the Class B shares as if they are shares of the same class. Article 35.3 applies mutatis mutandis.
38.4 After the Company has ceased to exist, its books, records and other information carriers shall be kept for the period prescribed by law by the person designated for that purpose in the resolution of the General Meeting to dissolve the Company. Where the General Meeting has not designated such a person, the liquidators shall do so.

TRANSITIONAL PROVISION
Article 39
The Company's first financial year ends on the thirty-first day of December two thousand and sixteen. This Article 39 shall lapse and shall no longer form part of these articles of association on the first day of the Company's second financial year.

Exhibit 2.4(ii)
Execution Version

MANAGEMENT BOARD RULES
TRIVAGO N.V.

INTRODUCTION
Article 1
1.1 These rules govern the organisation, decision-making and other internal matters of the Management Board. In performing their duties, the Managing Directors shall act in compliance with these rules and the Amended and Restated Shareholders' Agreement.
1.2 These rules are complementary to, and subject to, the Articles of Association, the Amended and Restated Shareholders' Agreement and applicable laws and regulations.
1.3 These rules shall be posted on the Website.

DEFINITIONS AND INTERPRETATION
Article 2
2.1 In these rules the following definitions shall apply:

Amended and Restated Shareholders' Agreement	The Amended and Restated Shareholders' Agreement among the Company and certain of its shareholders, dated December 15, 2016, as amended, supplemented or otherwise modified from time to time.
Annual Business Plan	The Company's annual business plan prepared by the Management Board and approved by the Supervisory Board.
Appendix	An appendix to these rules.
Article	An article of these rules.
Articles of Association	The Company's articles of association.
Audit Committee	The audit committee established by the Supervisory Board.
Board Meeting	A meeting of the Management Board.
CEO	The Company's chief executive officer.
CFO	The Company's chief financial officer.
Class A share	A class A share in the Company's capital.
Class B share	A class B share in the Company's capital.
Company	trivago N.V.
Conflict of Interests	A direct or indirect personal interest of a Managing Director which conflicts with the interests of the Company and of the business connected with it.
Founding Managing Director	Any of Messrs. Rolf Schrömgens, Malte Siewert or Peter Vinnemeier.
General Meeting	The Company's general meeting of shareholders.

Incentive Plan
The Company's 2016 Omnibus Incentive Plan, any successor incentive plan, and any predecessor phantom option and profit sharing bonus agreements in existence as of the date hereof or amended pursuant to forms of amendment approved by the General Meeting, in each case as amended, supplemented or otherwise modified from time to time.

Management Board	The Company's management board.
Managing Director	A member of the Management Board.
Permitted Activity	Has the meaning given to that term in Section 2(A) of Appendix B.
Prohibited Activity	Has the meaning given to that term in Section 1 of Appendix B.
Simple Majority	More than half of the votes cast.
Subsidiary
A subsidiary of the Company within the meaning of Section 2:24a DCC, including:
a.an entity in whose general meeting the Company or one or more of its Subsidiaries can exercise, whether or not by virtue of an agreement with other parties with voting rights, individually or collectively, more than half of the voting rights; and
b.an entity of which the Company or one or more of its Subsidiaries are members or shareholders and can appoint or dismiss, whether or not by virtue of an agreement with other parties with voting rights, individually or collectively, more than half of the managing directors or of the supervisory directors, even if all parties with voting rights cast their votes.

2.3 Terms that are defined in the singular have a corresponding meaning in the plural.
2.4 Words denoting a gender include each other gender.
2.5 Except as otherwise required by law, the terms "written" and "in writing" include the use of electronic means of communication.

COMPOSITION
Article 3
3.1 The Management Board initially consists of six Managing Directors, including the CEO and the CFO.
3.2 All Managing Directors shall be German tax residents as of the beginning of their office as a Managing Director, and shall maintain their status as German tax resident as long as they remain in office as a Managing Director.
3.3 The number of Managing Directors shall be kept consistent with the provisions of the Amended and Restated Shareholders' Agreement.
3.4 The Managing Directors shall be appointed, suspended and dismissed in accordance with the Articles of Association, the Amended and Restated Shareholders' Agreement and applicable law.
3.5 A person may be appointed as Managing Director for a maximum term of up to one year, provided that the term of office of a Managing Director may be extended to expire at the end of the annual General Meeting held in the first year following his most recent (re)appointment as a Managing Director. A Managing Director is expected to retire early in the event of inadequate functioning, structural incompatibility of interests, and in other instances in which this is deemed necessary by the Supervisory Board.

3.6 The Supervisory Board may elect a Managing Director to be the CEO and another Managing Director to be the CFO, subject to the terms of the Amended and Restated Shareholders' Agreement. The Supervisory Board may revoke the title of CEO or CFO, provided that the Managing Director concerned shall subsequently continue his term of office as a Managing Director without having the title of CEO or CFO, respectively, in each case subject to the terms of the Amended and Restated Shareholders' Agreement.
3.7 The Management Board should be composed such that the requisite expertise, background and skills are present, enabling the Managing Directors to carry out their duties properly. Each Managing Director should have the specific expertise required for the fulfilment of his duties.

DUTIES AND ORGANISATION
Article 4
4.1 The Management Board is charged with the management of the Company, subject to the restrictions contained in the Articles of Association, the Amended and Restated Shareholders' Agreement and these rules. In performing their duties, Managing Directors shall be guided by the interests of the Company and of the business connected with it.
4.2 Each Managing Director shall perform, and shall be responsible for, the tasks and duties allocated to him by the Management Board. Notwithstanding a Managing Director's own responsibility for tasks and duties assigned to him, each Managing Director should work with the other Managing Directors in a cooperative manner within the scope of the general tasks and duties of the Management Board as a whole. The Managing Directors are obliged to inform each other continuously on important business affairs, planning, developments and measures relating to the tasks and duties allocated to them, in particular on special risks or threatened losses, and are obliged to consult the other Managing Directors about issues of essential importance.
4.3 Each Managing Director is required to perform his tasks and duties for which he is responsible as Managing Director pursuant to this Article from the Company's principal offices in Germany (or otherwise from a location in Germany) and in accordance with the principles set forth in Appendix B.
4.4 The Management Board is responsible for the continuity of the Company and its business, focusing on long-term value creation for the Company and its business. The Management Board shall, under the supervision of the Supervisory Board, formulate and implement a strategy focus on long-term value creation that may, depending on market dynamics, continually require short-term adjustment.
4.5 The Management Board should engage the Supervisory Board at a timely stage in formulating the view on long-term value creation and the strategy for its realisation. The Management Board should submit the strategy, and the explanatory notes to that strategy, to the Supervisory Board for approval.
4.6 The Management Board shall provide the Supervisory Board with the information necessary for the performance of its tasks in a timely fashion. At least once per calendar quarter, the Management Board shall inform the Supervisory Board in writing of the main features of the strategic policy, the general and financial risks and the administration and control system of the Company. The Management Board shall attend any meetings that are from time to time convened by the Supervisory Board to discuss certain business with the Management Board, provided that all Managing Directors shall be given reasonable notice by or on behalf of the Supervisory Board of any such meeting at least one week in advance. The Management Board shall provide the Supervisory Board with any information reasonably requested by the Supervisory Board in advance of such meetings.
4.7 The Management Board should identify and analyse the risks associated with the Company's strategy and activities. It should set the rules within which the Company may accept risks and the control measures to counter those risks. The context for this analysis should be determined by aspects such as the Company's continuity, reputation, financial reporting, funding, operating activities and long-term value creation.
4.8 Based on the risk assessment referred to in Article 4.7, the Management Board should design, implement and maintain adequate internal risk management and control systems. As much as possible, these systems should form part of the work processes within the Company and - to the extent relevant - should be known at all levels within the enterprise affiliated with the Company. The internal risk management and control systems should be adjusted in response to incidents in a timely fashion.
4.9 The Management Board should monitor the operation of the internal risk management and control systems and, at least annually, carry out a systematic review of the effectiveness of the systems' design and operation. Such monitoring should cover all material control measures, including the financial, operational and compliance aspects, and take account of weaknesses observed and lessons learned, signals from whistleblowers and findings from the internal audit function and the external auditor. Where necessary, improvements should be made to internal risk management and control systems.
4.10 The Management Board should render account to the Supervisory Board and to the Company's audit committee of the effectiveness of the design and operation of the Company's internal risk management and control systems.
4.11 The Management Board is responsible for the functioning of the Company's internal audit function. The Management Board should both appoint and dismiss the senior internal auditor. Both the appointment and the dismissal of the senior internal auditor should be submitted to the chairman of the Audit Committee for approval. The Management Board should annually assess the functioning of the internal audit function, taking into account the Audit Committee's opinion.
4.12 The Management Board is responsible for creating a culture aimed at long-term value creation for the Company and its business, under the supervision of the Supervisory Board. The Management Board is responsible for embedding the culture in the Company's business. In doing so, the Management Board should pay attention to culture- and conduct-determining factors such as the business model and the environment in which the Company operates.
4.13 Without prejudice to any other approval requirements under Dutch law, the Articles of Association, the Amended and Restated Shareholders' Agreement or these rules, the approval of the Supervisory Board is required for matters described in Appendix A with respect to the Company or any Subsidiary.

DECISION-MAKING
Article 5
5.1 The Management Board shall meet as often as any of the Managing Directors deems necessary or appropriate but in general at least once per any month.
5.2 A Board Meeting may be convened by any Managing Director by means of a written notice.
5.3 All Managing Directors shall be given reasonable notice of at least one week for all Board Meetings, unless a shorter notice is required to avoid a delay which could reasonably be expected to have an adverse effect on the Company and/or the business connected with it. Notice of a Board Meeting shall include the date, time, place and agenda for that Board Meeting and shall be sent to the Managing Directors in writing.
5.4 All Board Meetings must be physically held in Germany. In case a Managing Director is travelling at the point in time when a Board Meeting is scheduled or a Managing Director is otherwise prevented from joining a Board Meeting, such Managing Director shall not participate in the respective Board Meeting. A Managing Director cannot be represented by another Managing Director for the purpose of the deliberations and the decision-making of the Management Board.
5.5 If a Board Meeting has not been convened in accordance with Articles 5.2 and 5.3, resolutions may nevertheless be passed at such Board Meeting by a unanimous vote of all Managing Directors.
5.6 All Board Meetings shall be chaired by the CEO or, in his absence, by another Managing Director designated by the Managing Directors present at the relevant Board Meeting. The chairman of the Board Meeting shall appoint a secretary to prepare the minutes of the proceedings at such Board Meeting. The secretary does not necessarily need to be a Managing Director.

5.7 Minutes of the proceedings at a Board Meeting shall be sufficient evidence thereof and of the observance of all necessary formalities, provided that such minutes are certified by a Managing Director.
5.8 Without prejudice to Article 5.11, each Managing Director may cast one vote in the decision-making of the Management Board.
5.9 Resolutions of the Management Board shall be passed, irrespective of whether this occurs at a Board Meeting or otherwise, by Simple Majority unless these rules provide differently.
5.10 Invalid votes, blank votes and abstentions shall not be counted as votes cast. Managing Directors who casted an invalid or blank vote or who abstained from voting shall be taken into account when determining the number of Managing Directors who are present or represented at a Board Meeting.
5.11 Where there is a tie in any vote of the Management Board, the CEO shall have a casting vote.
5.12 In exceptional circumstances, resolutions of the Management Board may, instead of at a Board Meeting, be passed in writing, provided that (i) all Managing Directors are familiar with the resolution to be passed, (ii) none of them objects to this decision-making process, (iii) the majority of the Managing Directors sign the resolution in Germany and (iv) the resolution shall not be signed in the Netherlands. However, in principle, Board Meetings should be held as physical meetings. Articles 5.8 through 5.11 apply mutatis mutandis.

CONFLICT OF INTERESTS
Article 6
6.1 A Managing Director shall not participate in the deliberations and decision-making of the Management Board on a matter in relation to which he has a Conflict of Interests. If, as a result thereof, no resolution can be passed by the Management Board, the resolution shall be passed by the Supervisory Board.
6.2 A Conflict of Interests shall be considered to exist if the Company intends to enter into a transaction with a legal entity:
a. in which a Managing Director personally has a material financial interest;
b. which has a member of its management board or its supervisory board who is related under family law to a Managing Director; or
c. in which a Managing Director has a management or supervisory position.
A Conflict of Interests shall not be considered to exist by reason only of a Managing Director's affiliation with a direct or indirect shareholder of the Company.
6.3 A Managing Director should immediately report any actual or potential Conflict of Interests in a transaction that is of material significance to the Company and/or to such Managing Director to the chairman of the Supervisory Board and to the other members of the Management Board. The Managing Director concerned should provide all relevant information in that regard, including the information relevant to the situation concerning his spouse, registered partner or other life companion, foster child and relatives by blood or marriage up to the second degree. The Supervisory Board should decide, outside the presence of the Managing Director concerned, whether there is a Conflict of Interests.
6.4 All transactions in which there are Conflicts of Interests with Managing Directors should be agreed on terms that are customary in the market. Decisions to enter into transactions in which there are Conflicts of Interests with Managing Directors that are of material significance to the Company and/or to the relevant Managing Director shall require the approval of the Supervisory Board.

POWERS OF ATTORNEY
Article 7

The Management Board, as well as each Managing Director individually, may grant powers of attorney to perform acts on the Company's behalf from time to time, provided that the holder of any such power of attorney must be a German tax resident, unless it concerns a power of attorney granted to an advisor, lawyer or auditor of the Company and the scope of such power of attorney is limited to the performance of certain specified acts on the Company's behalf.

OWNERSHIP OF AND TRADING IN FINANCIAL INSTRUMENTS
Article 8
8.1 The Managing Directors shall be subject to the Company's insider trading policy.
8.2 In addition, each Managing Director shall practice great reticence:
a. when conducting a transaction in shares or other financial instruments issued by, or relating to, another listed company if this could reasonably create the appearance of such Managing Director possessing, or being able to possess, price-sensitive information concerning such company; and
b. in the ownership of and trading in shares or other financial instruments issued by, or relating to, another listed company which is a direct competitor of the Company.

COMPENSATION
Article 9
9.1 The General Meeting shall determine the Company's policy concerning the compensation of the Management Board with due observance of the relevant statutory requirements.
9.2 The compensation of Managing Directors shall be determined by the Supervisory Board, at the proposal of the Company's compensation committee, and with due observance of the Company's compensation policy.

AMENDMENTS
Article 10
Pursuant to a resolution to that effect, the Management Board may, with the approval of the Supervisory Board, amend or supplement these rules, subject to the terms of the Amended and Restated Shareholders' Agreement.

GOVERNING LAW AND JURISDICTION
Article 11
These rules shall be governed by and shall be construed in accordance with the laws of the Netherlands. Any dispute arising in connection with these rules shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam.

Appendix A - Matters requiring Supervisory Board approval
The Managing Directors shall have the full power and authority to manage the operations of the Company and its Subsidiaries in a manner materially consistent with the Annual Business Plan approved by the Supervisory Board (as amended from time to time with the consent of the Supervisory Board). For the avoidance of doubt, the Supervisory Board shall not issue instructions to the Managing Directors except as otherwise set forth in these rules or as required by Dutch law.
Notwithstanding the foregoing, except as (i) agreed in the Annual Business plan or (ii) reasonably required in order to consummate the initial public offering of Class A Shares (or American Depositary Receipts for Class A

Shares) once approved by the General Meeting, prior to entering into the following transactions or making the following decisions with respect to the Company or any Subsidiary, the Management Board shall obtain the prior consent of the Supervisory Board:

1. Acquisitions & Sales
a) sale, transfer, lease (as lessor or in respect of real property) or other disposition of assets (including equity interests in a Subsidiary) other than such sales, transfers, leases or other dispositions with a value for accounting purposes (i) less than USD 1,000,000, or (ii) between USD 1,000,000 and USD 10,000,000 except to the extent prior notice is provided to Expedia, Inc. and such sale, transfer, lease or other disposition would be permitted under Expedia, Inc.'s credit facilities; or any merger of, or sale of all or substantially all of the assets of, any Subsidiary (except to the extent prior notice is provided to Expedia, Inc. and such merger or sale is permitted under Expedia, Inc.'s credit facilities);
b) liquidating or dissolving the Company or any Subsidiary;

2. Liabilities & Debts
a) granting loans, payment guarantees (Bürgschaften), indemnities, or incurring other liabilities to third parties outside the ordinary course of business in excess of EUR 10,000,000;
b) taking out loans, borrowings or other debt (or providing any guarantee of such obligations of any other person or entity) or granting any liens other than liens securing the foregoing, which permitted debt and liens at any time outstanding exceed EUR 25,000,000;

3. Material Agreements
a) entering into joint-venture, partnership and/or similar agreements which cannot be terminated without penalty within (i) three years and which could result in the Company or any Subsidiary being liable for the obligations of a third party, (ii) 5 years, or (iii) agreements pursuant to Section 7.1(h) of the Amended and Restated Shareholders' Agreement;
b) entering into non-compete or exclusivity agreements or other agreements that restrict the freedom of the business and which agreements are terminable later than two years after having been entered into;
c) entering into agreements (i) which cannot be terminated without penalty within (a) three years and involving annual expenditures in excess of EUR 10,000,000 or (b) five years, or (ii) for annual expenditures in excess of EUR 15,000,000, save that the threshold for expenditures for brand marketing shall be EUR 50,000,000;
d) entering into agreements under which the Company or any Subsidiary binds or purports to bind any of the Company's shareholders or its shareholders' affiliates (other than the Company's subsidiaries) or to cause such shareholders or affiliates to take or forbear from taking action;
e) entering into, amending or terminating agreements between the Company (or any Subsidiary) and any managing director of the Company or any Subsidiary, any companies affiliated with such managing director, or third parties represented by such managing director;
f) entering into or amending any agreements or other arrangements with any third party that restrict in any fashion the ability of the Company (or any Subsidiary), which ability shall be subject to the terms of these rules (a) to pay dividends or other distributions with respect to any shares in the capital of the Company (or any Subsidiary) or (b) to make or repay loans or advances to, or guarantee debt of, any of the Company's shareholders or such shareholders subsidiaries;
g) entering into, amending or terminating domination agreements (Beherrschungsverträge), profit and loss pooling agreements (Gewinnabführungsverträge), business leasing contracts (Unternehmenspachtverträge) or tax units (Organschaften);

h) entering into any transaction with any affiliate or shareholder of the Company which is outside the ordinary course of business and not at arms' length terms;

4. Transactions related to Share Capital
a) issuing shares in the capital of the Company or any Subsidiary (including phantom stock and profit participation rights) or granting options (including phantom options) or subscription rights for shares of the Company or any Subsidiary, except pursuant to the Incentive Plan;
b) share repurchases by the Company or any Subsidiary (other than in connection with conversion of Class B shares into Class A shares);
c) amendments, modifications or waivers to, or the exercise of any rights under, any stock option, phantom option or similar program of the Company or any Subsidiary, except to the extent provided in the Incentive Plan;

5. Tax & Accounting Matters
a) making changes to regulatory or tax status or classification of the Company or any Subsidiary;
b) change of material accounting standards not required by applicable law or Dutch or U.S. GAAP policy;

6. Employment Matters
a)     entering into, amending or terminating employment contracts with Founding Managing     Directors, the CEO or the CFO;
b)     entering into any collective bargaining agreements (Tarifverträge); and

7. Litigation
a)     initiating or settling material litigation in excess of EUR 1,000,000.

The Managing Directors shall in due course at least thirty (30) days before the end of each fiscal year of the Company prepare and submit to the Supervisory Board an annual business plan for the following fiscal year. The Annual Business Plan shall become effective upon the approval of the Supervisory Board and the Annual Business Plan may be amended by the Management Board by a quarterly plan with the consent of the Supervisory Board. The Annual Business Plan will address, in reasonable detail, any anticipated transactions of the type described in paragraph 1(a) above. The fiscal year of the Company shall be the calendar year.
If at the beginning of a fiscal year no new Annual Business Plan is in effect because the Supervisory Board did not approve the annual business plan submitted by the Managing Directors or the Managing Directors did not submit an annual business plan as and when required hereunder, the Annual Business Plan for the previous business year shall stay in effect until such time when the Supervisory Board approves a new annual business plan for the running fiscal year, provided that the target figures for revenue and adjusted EBITDA shall increase by 15% to the previous Annual Business Plan and expense items shall be adjusted accordingly.

Appendix B - Management Board tasks and duties permitted outside of Germany

In carrying out the tasks and duties necessary to manage the operations of the Company and its Subsidiaries in accordance with these rules, the Articles of Association, the Amended and Restated Shareholders' Agreement and applicable laws and regulations, each Managing Director shall comply with the following rules with respect to performing his tasks and duties, which are subject to an annual review and reassessment based on the business activity of the Company and amendment in accordance with the Amended and Restated Shareholders' Agreement:

1. Prohibition Of Performing Duties Outside Of Germany
Except as otherwise permitted in Section 2 and Section 3, in performing his tasks and duties relating to the business of the Company, no Managing Director shall:
a) participate in Board Meetings from outside of Germany, and shall otherwise abstain from such Board Meeting;
b) make decisions relating to the business of the Company from outside of Germany, unless in matters of extreme urgency;
c) execute legal and binding transactions with respect to the Company from outside of Germany, unless in matters of extreme urgency;
d) negotiate or promote agreements with respect to the Company from outside of Germany;
e) represent the Company vis-à-vis financial institutions, investors, or similar stakeholders at conferences, in meetings or calls from outside of Germany;
f) participate in investor earnings calls from outside of Germany; or
g) perform any other tasks and duties related to the business of the Company outside of Germany, unless (i) it can be reasonably assumed that such activities are not material for the business of the Company; and (ii) such activities do not fall into the categories listed in (a) through (f) above.
(in each case, a "Prohibited Activity").

2. Duties Permitted Outside Of Germany

a) PERMITTED ACTIVITIES
Notwithstanding Section 1, and subject to full compliance with the travel restrictions under B. below, Axel Hefer and Rolf Schrömgens shall be permitted to undertake outside of Germany the following tasks and duties relating to the business of the Company:
a) participate in key investor conferences, subsidiary conferences or meetings relating to the foregoing for investor relations, marketing, promotion or similar purposes, provided that:
i. Company materials for such conferences or meetings be prepared in Germany or by external advisers;
ii. Company materials for such conferences or meetings be approved by the Management Board in Germany, except where such material does not require the attendance of the Management Board with respect to Article 4.2;
iii. participation in key conferences be approved by the Management Board in Germany;
iv. such conferences are held at changing locations; and
v. the outcome of such conferences is subsequently discussed and approved or disapproved by the Management Board in Germany,
b) participate in meetings with research analysts for investor relations, marketing, promotion or similar purposes, provided that:
i. Company materials for such meetings be prepared in Germany or by external adviser;

ii. Company materials for such meetings be approved by the Management Board in Germany, except where such material does not require the attendance of the Management Board with respect to Article 4.2;
iii. participation in key meetings be approved by the Management Board in Germany; and
iv. the outcome of such meetings is subsequently discussed and in case of key items approved or disapproved by the Management Board in Germany,
c) participate in meetings with the Company's shareholder Expedia and other substantial shareholders of the Company, provided that:
i. Company materials for such meetings or negotiations be prepared in Germany or by external adviser;
ii. Company materials for such meetings or negotiations be approved by the Management Board in Germany, except where such material does not require the attendance of the Management Board with respect to Article 4.2;
iii. participation in negotiations or key meetings be approved by the Management Board in Germany;
iv. such meetings or negotiations are held at external conference facilities, not at Expedia's or other shareholder offices; and
v. the outcome of such meetings or negotiations is subsequently discussed and in case of key items approved or disapproved by the Management Board in Germany,
(in each case, a "Permitted Activity").

b) TRAVEL RESTRICTIONS
a) With respect to the Permitted Activities above, the following travel restrictions need to be strictly observed by each of Axel Hefer and Rolf Schrömgens:
i. With respect to Axel Hefer: (A) no more than five (5) business trips per any six (6) month period to the United States, (B) no more than four (4) business trips per any six (6) month period to countries outside of the United States, (C) no more than fifteen (15) Travel Days per any calendar quarter, and (D) no more than five (5) business days at a time; and
ii. with respect to Rolf Schrömgens: no more than five (5) business days per any calendar quarter.
b) Besides the travelling restrictions under paragraph (a) above, business trips of all other Managing Directors are limited to five (5) business days per calendar year.
c) The Managing Directors will use their reasonable best efforts to ensure that, at any time, at least three (3) Managing Directors are physically present in Germany.
c) EXCEPTION
In the exceptional circumstance that the situation requires immediate decisions outside of Germany to avoid any material damages for the Company and limitations set forth under Section 2(B) as well as the catalog of Permitted Actions does not cover the required action, the chairman of the Supervisory Board may authorize or approve such action.

3. GENERAL MEETING
Notwithstanding Section 1, each Managing Director shall be permitted to travel to the Netherlands, but exclusively for the purpose of attending the Company's general meeting of shareholders and perform such tasks and duties relating to such general meeting as may be required.

Exhibit 2.4(iii)
Execution version
SUPERVISORY BOARD RULES
TRIVAGO N.V.

INTRODUCTION
Article 1
1.1 These rules govern the organisation, decision-making and other internal matters of the Supervisory Board. In performing their duties, the Supervisory Directors shall act in compliance with these rules and the Amended and Restated Shareholders' Agreement.
1.2 These rules are complementary to, and subject to, the Articles of Association, the Amended and Restated Shareholders' Agreement and applicable laws and regulations.
1.3 These rules shall be posted on the Website.

DEFINITIONS AND INTERPRETATION
Article 2
2.1 In these rules the following definitions shall apply:

Amended and Restated Shareholders' Agreement	The Amended and Restated Shareholders' Agreement among the Company and certain of its shareholders, dated December 15, 2016, as amended, supplemented or otherwise modified from time to time.
Article	An article of these rules.
Articles of Association	The Company's articles of association.
Audit Committee	The audit committee established by the Supervisory Board.
Chairman	The chairman of the Supervisory Board.
Committee	The Audit Committee, the Compensation Committee and any other permanent or ad hoc committee established by the Supervisory Board.
Committee Charter	The charter governing the organisation, decision-making and other internal matters of the relevant Committee.
Company	trivago N.V.
Compensation Committee	The compensation committee established by the Supervisory Board.
Conflict of Interests	A direct or indirect personal interest of a Supervisory Director which conflicts with the interests of the Company and of the business connected with it.
General Meeting	The Company's general meeting of shareholders.
Management Board	The Company's management board.
Managing Director	A member of the Management Board.
Simple Majority	More than half of the votes cast.
Supervisory Board	The Company's supervisory board.
Supervisory Board Meeting	A meeting of the Supervisory Board.
Supervisory Director	A member of the Supervisory Board.
Vice-Chairman	The vice-chairman of the Supervisory Board.
Website	The Company's website.

2.3 Terms that are defined in the singular have a corresponding meaning in the plural.
2.4 Words denoting a gender include each other gender.
2.5 Except as otherwise required by law, the terms "written" and "in writing" include the use of electronic means of communication.

COMPOSITION
Article 3
3.1 The Supervisory Board initially consists of seven Supervisory Directors.
3.2 A Supervisory Director shall not be a Dutch tax resident. At least three Supervisory Directors shall not be citizens or residents of the United States of America and at least one Supervisory Director shall be tax resident in Germany, unless a different composition of the Supervisory Board is consented to under and in accordance with the Amended and Restated Shareholders' Agreement.
3.3 The number of Supervisory Directors shall be kept consistent with the provisions of the Amended and Restated Shareholders' Agreement.
3.4 The Supervisory Directors shall be appointed, suspended and dismissed in accordance with the Articles of Association, the Amended and Restated Shareholders' Agreement and applicable law.
3.5 A person may be appointed as Supervisory Director for up to three years, provided that the term of office of a Supervisory Director may be extended to expire at the end of the annual General Meeting held in the third year following his most recent (re)appointment as a Supervisory Director. A Supervisory Director is expected to retire early in the event of inadequate functioning, structural incompatibility of interests, and in other instances in which this is deemed necessary by the Supervisory Board.
3.6 The Supervisory Board should be composed such that the requisite expertise, background and skills are present, enabling the Supervisory Board to carry out its duties properly. Each Supervisory Director should have the specific expertise required for the fulfilment of his duties.
3.7 Each Supervisory Director should be capable of assessing the broad outline of the Company's overall management and at least one Supervisory Director should have specific expertise in technological innovations and new business models.
3.8 The Supervisory Board shall be composed of individuals who are knowledgeable and have relevant experience and expertise in one or more of the following areas:
a. the industry in which the Company operates;
b. general management;
c. finance, administration and accounting;
d. strategy;
e. marketing and sales;
f. innovation, research and development;
g. human resources, personnel and organisation;
h. information technology; and/or
i. legal affairs.
3.9 Each Supervisory Director shall be expected to have the following competences and qualities:
a. integrity;
b. the ability to act critically and independently of the other Supervisory Directors and the Management Board;

c. the ability to promote and protect the interests of the Company, its business and its stakeholders;
d. awareness of international trends in society, economy and politics;
e. a track record of proven success;
f. analytical, critical and solution-oriented;
g. having sufficient time at his disposal to perform his duties properly;
h. willingness to follow induction and training programmes and to be periodically evaluated; and
i. ambition for continuous improvement.
3.10 The Supervisory Directors to be appointed as members of the Audit Committee shall be independent for purposes of the listing standards of the NASDAQ Stock Market.
3.11 The Company endorses the importance of diversity in terms of, among other things, background, age, gender, nationality, and experience. However, the importance of diversity, in and of itself, should never set aside the overriding principle that a Supervisory Director should always be recommended, nominated and appointed for being the "best man or woman for the job".
3.12 The Supervisory Board shall elect a Supervisory Director to be the Chairman and another Supervisory Director to be the Vice-Chairman. The Supervisory Board may revoke the title of Chairman or Vice-Chairman, provided that the Supervisory Director concerned shall subsequently continue his term of office as a Supervisory Director without having the title of Chairman or Vice-Chairman, as the case may be.
3.13 The Supervisory Board should ensure that the Company has a sound plan in place for the succession of Managing Directors and Supervisory Directors that is aimed at retaining the balance in the requisite expertise and experience as described in these rules. The Supervisory Board should also draw up a retirement schedule in order to avoid, as much as possible, Supervisory Directors retiring simultaneously. The retirement schedule should be made generally available on the Website.

DUTIES AND ORGANISATION
Article 4
4.1 The Supervisory Board is charged with the supervision of the policy of the Management Board and the general course of affairs of the Company and of the business connected with it, subject to the restrictions contained in the Articles of Association, the Amended and Restated Shareholders' Agreement and these rules. In so doing, the Supervisory Board should also focus on the effectiveness of the Company's internal risk management and control systems and the integrity and quality of the financial reporting. The Supervisory Board shall provide the Management Board with advice. In performing their duties, Supervisory Directors shall be guided by the interests of the Company and of the business connected with it.
4.2 The Supervisory Board should supervise the manner in which the Management Board realises the Company's long-term value creation strategy. The Supervisory Board should in any event once per year discuss the strategy aimed at long-term value creation, the implementation of the strategy and the principal risks associated with it.
4.3 The Management Board shall provide the Supervisory Board with the information necessary for the performance of its tasks in a timely fashion. At least once per calendar quarter, the Management Board shall inform the Supervisory Board in writing of the main features of the strategic policy, the general and financial risks and the administration and control system of the Company. The Supervisory Board as a whole and the Supervisory Directors individually also have their own responsibility for obtaining all information from the Management Board, the internal auditor and the external auditor which the Supervisory Board may need in order to be able to carry out its supervisory duties properly. If considered necessary by the Supervisory Board, it may obtain information from officers and external advisers of the Company. The Company shall provide the necessary means for this purpose. The Supervisory Board may require that certain officers and external advisers attend Supervisory Board Meetings.

4.4 The functioning of the Management Board and the Supervisory Board as a whole and the functioning of their respective individual members should be evaluated by the Supervisory Board on a regular basis.

CHAIRMAN, VICE-CHAIRMAN AND COMPANY SECRETARY
Article 5
5.1 The Chairman should act on behalf of the Supervisory Board as the main contact for the Management Board, the Supervisory Board and for shareholders regarding the functioning of Managing Directors and Supervisory Directors.
5.2 The Chairman shall endeavour that:
a.     the Supervisory Board has proper contact with the Management Board and the General Meeting;
b.     the Supervisory Board elects a Vice-Chairman;
c. the functioning of individual Management Board members and Supervisory Board members is assessed at least annually;
d. the Committees function properly;
e.     there is sufficient time for deliberation and decision-making by the Supervisory Board;
f. the Supervisory Directors Managing Directors follow their induction programme;
g. the Supervisory Directors and Managing Directors follow their education or training programme;
h. the Supervisory Directors receive all information that is necessary for the proper performance of their duties in a timely fashion;
i. the Management Board performs activities in respect of culture;
j. he recognises signs from the Company's business and ensures that any actual or suspected misconduct is reported to him without delay;
k. the General Meeting proceeds in an orderly and efficient manner in order to promote a meaningful discussion at the General Meeting;
l. effective communication with shareholders is assured; and
m. any takeover process is properly conducted.
5.3 The Chairman should consult regularly with the Company's chief executive officer.
5.4 The Vice-Chairman shall deputise for the Chairman when the occasion arises. All duties of the Chairman shall vest in the Vice-Chairman if the Chairman is absent or unable to act. The Vice-Chairman should also act as contact for individual Supervisory Directors and Managing Directors regarding the functioning of the Chairman.

DECISION-MAKING
Article 6
6.1 The Supervisory Board shall meet as often as any of the Supervisory Directors deems necessary or appropriate.
6.2 Supervisory Directors are expected to attend Supervisory Board Meetings.
6.3 A Supervisory Board Meeting may be convened by the Chairman by means of a written notice. If the Chairman fails to convene a Supervisory Board Meeting within one week after a request was made by any Supervisory Director to do so, the requesting Supervisory Director(s) may convene the Supervisory Board Meeting by means of a written notice.
6.4 All Supervisory Directors shall be given reasonable notice of at least one week for all Supervisory Board Meetings, unless a shorter notice is required to avoid a delay which could reasonably be expected to have an adverse effect on the Company and/or the business connected with it. Notice of a Supervisory Board Meeting shall include the date, time, place and agenda for that Supervisory Board Meeting and shall be sent to the Supervisory Directors in writing.
6.5 For the first twelve months following the Company's incorporation, all Supervisory Board Meetings must be held physically in Germany. Thereafter, Supervisory Board Meetings may be held elsewhere, but only in exceptional circumstances and provided that, in any event, Supervisory Board Meetings (i) shall not be held more than once a year outside Germany and (ii) shall not be held in the Netherlands.
6.6 If a Supervisory Board Meeting has not been convened in accordance with Articles 6.3 and 6.4, resolutions may nevertheless be passed at such Supervisory Board Meeting by a unanimous vote of all Supervisory Directors.
6.7 All Supervisory Board Meetings shall be chaired by the Chairman or, in his absence, by the Vice-Chairman or, in his absence, by another Supervisory Director designated by the Supervisory Directors present at the relevant Supervisory Board Meeting. The chairman of the Supervisory Board Meeting shall appoint a secretary to prepare the minutes of the proceedings at such Supervisory Board Meeting. The secretary does not necessarily need to be a Supervisory Director.
6.8 Minutes of the proceedings at a Supervisory Board Meeting shall be sufficient evidence thereof and of the observance of all necessary formalities, provided that such minutes are certified by a Supervisory Director.
6.9 Without prejudice to Article 6.13, each Supervisory Director may cast one vote in the decision-making of the Supervisory Board.
6.10 A Supervisory Director cannot be represented by another Supervisory Director for the purpose of the deliberations and the decision-making of the Supervisory Board.
6.11 Resolutions of the Supervisory Board shall be passed, irrespective of whether this occurs at a Supervisory Board Meeting or otherwise, by Simple Majority unless these rules provide differently.
6.12 Invalid votes, blank votes and abstentions shall not be counted as votes cast. Supervisory Directors who casted an invalid or blank vote or who abstained from voting shall be taken into account when determining the number of Supervisory Directors who are present or represented at a Supervisory Board Meeting.
6.13 Where there is a tie in any vote of the Supervisory Board, the Chairman shall have a casting vote.
6.14 In exceptional circumstances, Supervisory Directors who cannot attend a Supervisory Board Meeting (in person or represented by proxy) may attend such Supervisory Board Meeting by means of audio-communication facilities, provided that (i) the Supervisory Board Meeting is held in, and such audio-communication is initiated from, Germany, (ii) no more than two Supervisory Directors participate in such Supervisory Board Meeting from a location outside Germany and (iii) no Supervisory Director participates in such Supervisory Board Meeting from a location in the Netherlands. However, in principle, Supervisory Board Meetings should be held as physical meetings.
6.15 In exceptional circumstances, resolutions of the Supervisory Board may, instead of at a Supervisory Board Meeting, be passed in writing, provided that (i) all Supervisory Directors are familiar with the resolution to be passed, (ii) none of them objects to this decision-making process, and (iii) the majority of the Supervisory Directors sign the written resolution in Germany. However, in principle, Supervisory Board Meetings should be held as physical meetings. Articles 6.9 through 6.13 apply mutatis mutandis.

CONFLICT OF INTERESTS
Article 7
7.1 A Supervisory Director shall not participate in the deliberations and decision-making of the Supervisory Board on a matter in relation to which he has a Conflict of Interests. If, as a result thereof, no resolution can be passed by the Supervisory Board, the resolution shall nevertheless be passed by the Supervisory Board.
7.2 A Conflict of Interests shall be considered to exist if the Company intends to enter into a transaction with a legal entity:

a. in which a Supervisory Director personally has a material financial interest; or
b. which has a member of its management board or its supervisory board who is related under family law to a Supervisory Director.
A Conflict of Interests shall not be considered to exist by reason only of a Supervisory Director's affiliation with a direct or indirect shareholder of the Company.
7.3 A Supervisory Director should immediately report any actual or potential Conflict of Interests in a transaction that is of material significance to the Company and/or to such Supervisory Director to the Chairman and should provide all relevant information in that regard. If the Chairman has an actual or potential Conflict of Interests as described in the previous sentence, he should report this immediately to the Vice-Chairman. The Supervisory Board should decide, outside the presence of the Supervisory Director concerned, whether there is a Conflict of Interests.
7.4 All transactions in which there are Conflicts of Interests with Supervisory Directors should be agreed on terms that are customary in the market. Decisions to enter into transactions in which there are Conflicts of Interests with Supervisory Directors that are of material significance to the Company and/or to the relevant Supervisory Director shall require the approval of the Supervisory Board.

OWNERSHIP OF AND TRADING IN FINANCIAL INSTRUMENTS
Article 8
8.1 The Supervisory Directors shall be subject to the Company's insider trading policy.
8.2 In addition, each Supervisory Director shall practice great reticence:
a. when conducting a transaction in shares or other financial instruments issued by, or relating to, another listed company if this could reasonably create the appearance of such Supervisory Director possessing, or being able to possess, price-sensitive information concerning such company; and
b. in the ownership of and trading in shares or other financial instruments issued by, or relating to, another listed company which is a direct competitor of the Company.

COMPENSATION
Article 9
The General Meeting may grant a compensation to the Supervisory Directors.

COMMITTEES
Article 10
10.1 The Supervisory Board should ensure that it functions effectively. For this purpose, the Supervisory Board may establish Committees to prepare the Supervisory Board's decision-making. This shall not diminish the responsibility of the Supervisory Board as a corporate body or the individual Supervisory Directors for obtaining information and forming an independent opinion.
10.2 The Supervisory Board has established the Audit Committee and the Compensation Committee and may establish such other Committees as deemed to be necessary or appropriate by the Supervisory Board.
10.3 All Committees are subject to their respective Committee Charters.
10.4 Article 6 (including the requirement for meetings, except for exceptional circumstances, to be held in Germany) applies mutatis mutandis to the decision-making of a Committee, provided that:
a. references to the Chairman should be interpreted as being references to the chairman of the relevant Committee; and

b. the Committee Charter of the relevant Committee may deviate from Article 6.

AMENDMENTS
Article 11
Pursuant to a resolution to that effect, the Supervisory Board may amend or supplement these rules.

GOVERNING LAW AND JURISDICTION
Article 12
These rules shall be governed by and shall be construed in accordance with the laws of the Netherlands. Any dispute arising in connection with these rules shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam.